Exhibit 99.1

ITEM 6.                    SELECTED FINANCIAL DATA

The following table sets forth our selected financial data and should be read in conjunction with our Financial Statements and notes thereto included in Item 8, “Financial Statements and Supplementary Data” and Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this Form 8-K.

In connection with our Annual Report on Form 10-K, we are restating our historical audited consolidated financial statements as a result of Statement of Financial Accounting Standards No. 144, or SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”.  During the periods presented below, we classified properties as held for sale and, in compliance with SFAS No. 144, have reported revenue and expenses from these properties as discontinued operations, net of minority interest, for each period presented in our Annual Report on Form 10-K.  This reclassification had no effect on our reported net income or funds from operations.

We are also providing updated summary selected financial information, which is included below reflecting the prior period reclassification as discontinued operations of the property classified as held for sale during 2006.

	Year Ended December 31,
Operating Data	2005	2004	2003	2002	2001
(In thousands, except per share data)
Total revenue	$424,189	$329,005	$266,160	$196,967	$202,920
Operating expenses	99,465	80,092	68,167	44,740	44,093
Real estate taxes	58,036	45,632	37,602	22,812	23,588
Ground rent	19,250	15,831	13,214	12,289	12,231
Interest	77,353	61,636	44,404	34,321	42,682
Amortization of deferred finance costs	4,461	3,275	3,844	3,427	3,595
Depreciation and amortization	58,649	46,206	36,135	27,512	26,519
Marketing, general and administration	44,215	30,279	17,131	13,282	15,374
Total expenses	361,429	282,951	220,497	158,383	168,082
Income from continuing operations before items	62,760	46,054	45,663	38,584	34,838
Equity in net (loss) income from affiliates	—-	—-	(196)	292	(1,054)
Equity in net income of unconsolidated joint ventures	49,349	44,037	14,871	18,383	8,607
Income from continuing operations before minority interest and gain on sales	112,109	90,091	60,338	57,259	42,391
Minority interest	(6,620)	(5,320)	(3,637)	(3,266)	(2,918)
Income before gains on sale and cumulative effect of accounting change	105,489	84,771	56,701	53,993	39,473
Gain on sale of properties/preferred investments	11,550	22,012	3,087	—-	4,956
Cumulative effect of change in accounting principle	—-	—-	—-	—-	(532)
Income from continuing operations	117,039	106,783	59,788	53,993	43,897
Discontinued operations (net of minority interest)	40,380	102,647	38,370	20,338	19,104
Net income	157,419	209,430	98,158	74,331	63,001
Preferred dividends and accretion	(19,875)	(16,258)	(7,712)	(9,690)	(9,658)
Income available to common stockholders	$137,544	$193,172	$90,446	$64,641	$53,343
Net income per common share — Basic	$3.29	$4.93	$2.80	$2.14	$1.98
Net income per common share — Diluted	$3.20	$4.75	$2.66	$2.09	$1.94
Cash dividends declared per common share	$2.22	$2.04	$1.895	$1.7925	$1.605
Basic weighted average common shares outstanding	41,793	39,171	32,265	30,236	26,993
Diluted weighted average common shares and common share equivalents outstanding	45,504	43,078	38,970	37,786	29,808

	As of December 31,
Balance Sheet Data	2005	2004	2003	2002	2001
			(In thousands)
Commercial real estate, before accumulated depreciation	$2,222,922	$1,756,104	$1,346,431	$975,776	$984,375
Total assets	3,309,777	2,751,881	2,261,841	1,473,170	1,371,577
Mortgage notes payable, revolving credit facilities, term loans and trust preferred securities	1,542,252	1,150,376	1,119,449	541,503	504,831
Minority interests	99,061	75,064	54,791	44,718	46,430
Preferred Income Equity Redeemable Shares SM	—-	—-	—-	111,721	111,231
Stockholders’ equity	1,459,441	1,347,880	950,782	626,645	612,908

	Year Ended December 31,
Other Data	2005	2004	2003	2002	2001
	(In thousands)
Funds from operations available to common stockholders (1)	$189,513	$162,377	$128,780	$116,230	$94,416
Funds from operations available to all stockholders (1)	189,513	162,377	135,473	125,430	103,616
Net cash provided by operating activities	138,398	164,458	96,121	116,694	83,631
Net cash used in investment activities	(465,674)	(269,045)	(509,240)	(67,074)	(423,104)
Net cash provided by (used in) financing activities	315,585	101,836	393,645	(4,793)	341,873

(1)             Funds From Operations, or FFO, is a widely recognized measure of REIT performance.  We compute FFO in accordance with standards established by the National Association of Real Estate Investment Trusts, or NAREIT, which may not be comparable to FFO reported by other REITs that do not compute FFO in accordance with the NAREIT definition, or that interpret the NAREIT definition differently than we do.  The revised White Paper on FFO approved by the Board of Governors of NAREIT in April 2002 defines FFO as net income (loss) (computed in accordance with generally accepted accounting principles, or GAAP), excluding gains (or losses) from debt restructuring and sales of properties, plus real estate related depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures.  We present FFO because we consider it an important supplemental measure of our operating performance and believe that it is frequently used by securities analysts, investors and other interested parties in the evaluation of REITS, particularly those that own and operate commercial office properties.  We also use FFO as one of several criteria to determine performance-based bonuses for members of our senior management.  FFO is intended to exclude GAAP historical cost depreciation and amortization of real estate and related assets, which assumes that the value of real estate assets diminishes ratably over time.  Historically, however, real estate values have risen or fallen with market conditions.  Because FFO excludes depreciation and amortization unique to real estate, gains and losses from property dispositions and extraordinary items, it provides a performance measure that, when compared year over year, reflects the impact to operations from trends in occupancy rates, rental rates, operating costs, interest costs, providing perspective not immediately apparent from net income.  FFO does not represent cash generated from operating activities in accordance with GAAP and should not be considered as an alternative to net income (determined in accordance with GAAP), as an indication of our financial performance or to cash flow from operating activities (determined in accordance with GAAP) as a measure of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to make cash distributions.

A reconciliation of FFO to net income computed in accordance with GAAP is provided under the heading of “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Funds From Operations.”

ITEM 7. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

SL Green Realty Corp., or the Company, a Maryland corporation, and SL Green Operating Partnership, L.P., or the Operating Partnership, a Delaware limited partnership, were formed in June 1997 for the purpose of combining the commercial real estate business of S.L. Green Properties, Inc. and its affiliated partnerships and entities.  We are a self-managed real estate investment trust, or REIT, with in-house capabilities in property management, acquisitions, financing, development, construction and leasing.  Unless the context requires otherwise, all references to “we,” “our” and “us” means the Company and all entities owned or controlled by the Company, including the Operating Partnership.

The following discussion related to our consolidated financial statements should be read in conjunction with the financial statements appearing in Item 8 of this Form 8-K.

Recovery of the commercial real estate market that began in 2003 took hold in 2004 and solidified in 2005. Leasing activity for Manhattan, a borough of New York City, totaled approximately 25.5 million square feet compared to 29.5 million square feet in 2004. Of the total 2005 leasing activity in Manhattan, Midtown, a submarket of Manhattan, accounted for approximately 17.9 million square feet, or 70.0%. Overall vacancy in Midtown decreased from 10.1% in 2004 to 7.8% in 2005. Overall asking rents in Midtown increased from $45.98 at year-end 2004 to $47.41 at year-end 2005, an increase greater than 3.0%. Midtown again saw positive absorption of 6.8 million square feet. This increase in leasing activity was led by financial services firms, law firms and communications/media firms.

During 2005, no new office space was added to the Midtown office inventory. In a supply-constrained market, there are few signs of a reprieve, with only 4.8 million square feet under construction in Midtown as of year-end, 2.9 million square feet of which is already pre-leased.

New York City sales activity in 2005 surpassed the record set in 2004, as total volume reached approximately $19.4 billion.

We saw significant increases in short-term interest rates, although they still remain low compared to historical levels. The 30-day LIBOR rate ended 2005 at 4.39%, a 199 basis point increase from the end of 2004. The ten-year US Treasuries ended 2005 at 4.39% compared to 4.22% at the end of 2004.

The record hurricane season in 2005 caused several oil and gas wells and refineries to be taken off line for a period of time. This reduction in supply caused the price of oil and gas to increase. This in turn impacted the cost of utilities to operate our properties.

Uncertainty over whether the Federal government would extend the Terrorism Risk Insurance Act resulted in large increases in insurance premiums for policies that were bound towards the end of 2005.

We once again had an active year in 2005. The highlights follow:

•                  Acquired four properties for approximately $1.1 billion, encompassing 1.8 million square feet;

•                  Acquired interests in six retail properties for approximately $139.9 million, encompassing 168,000 square feet;

•                  Sold two properties at an aggregate gross sales price of $153.2 million;

•                  Invested approximately $46.7 million in Gramercy Capital Corp., or Gramercy, a specialty finance company;

•                  Originated approximately $50.0 million of new structured finance investments, net of redemptions;

•                  Closed a new unsecured revolving credit facility at spreads ranging from 85 basis points to 125 basis points;

•                  Closed approximately $2.1 billion of mortgage financing, a $100.0 million secured term loan and $100.0 million of junior subordinate deferrable interest debentures;

•                  Increased portfolio occupancy from 95.6% at December 31, 2004 to 96.7% at December 31, 2005, and

•                  Signed 239 office leases totaling 2.1 million square feet during 2005 while increasing the cash rents paid by new tenants on previously occupied space by 11.2% over the most recent cash rent paid by the previous tenants for the same space.

The net-lease with Teachers Insurance Annuity Society, or TIAA, at 750 Third Avenue and 485 Lexington Avenue ended on December 31, 2005.  The majority of the space vacated by TIAA in January 2006 had been leased to other tenants resulting in 750 Third being 91.6% leased and 485 Lexington being 79.6% leased at the end of January 2006.

Our outlook for 2006 is a continuation of the solid performance demonstrated in 2005.

As of December 31, 2005, our wholly-owned properties consisted of 21 commercial office properties encompassing approximately 9.4 million rentable square feet located primarily in midtown Manhattan, a borough of New York City, or Manhattan.  As of December 31, 2005, the weighted average occupancy (total leased square feet divided by total available square feet) of the wholly-owned properties was 96.0%.  Our portfolio also includes ownership interests in unconsolidated joint ventures, which own seven commercial office properties in Manhattan, encompassing approximately 8.8 million rentable square feet, and which had a weighted average occupancy of 97.4% as of December 31, 2005.  We also own 388,000 square feet of retail and development properties.  In addition, we manage three office properties owned by third parties and affiliated companies encompassing approximately 1.0 million rentable square feet.

Critical Accounting Policies

Our discussion and analysis of financial condition and results of operations is based on our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States.  The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, and contingencies as of the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods.  We evaluate our assumptions and estimates on an ongoing basis.  We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources.  Actual results may differ from these estimates under different assumptions or conditions.  We believe the following critical accounting policies affect our more significant judgments and estimates used in the preparation of our consolidated financial statements.

Rental Property

On a periodic basis, our management team assesses whether there are any indicators that the value of our real estate properties, including joint venture properties and assets held for sale, and structured finance investments may be impaired.  If the carrying amount of the property is greater than the estimated expected future cash flow (undiscounted and without interest charges) of the asset or sales price, impairment has occurred.  We will then record an impairment loss equal to the difference between the carrying amount and the fair value of the asset.  We do not believe that the value of any of our rental properties or structured finance investments was impaired at December 31, 2005 and 2004.

A variety of costs are incurred in the acquisition, development and leasing of our properties. After determination is made to capitalize a cost, it is allocated to the specific component of a project that is benefited. Determination of when a development project is substantially complete and capitalization must cease involves a degree of judgment. Our capitalization policy on our development properties is guided by SFAS No. 34 “Capitalization of Interest Cost” and SFAS No. 67 “Accounting for Costs and Initial Rental Operations of Real Estate Projects.” The costs of land and building under development include specifically identifiable costs. The capitalized costs include pre-construction costs essential to the development of the property, development costs, construction costs, interest costs, real estate taxes, salaries and related costs and other costs incurred during the period of development. We consider a construction project as substantially completed and held available for occupancy upon the completion of tenant improvements, but no later than one year from cessation of major construction activity. We cease capitalization on the portions substantially completed and occupied or held available for occupancy, and capitalize only those costs associated with the portions under construction.

In accordance with SFAS 141, “Business Combinations,” we allocate the purchase price of real estate to land and building and, if determined to be material, intangibles, such as the value of above, below and at-market leases and origination costs associated with the in-place leases.  We depreciate the amount allocated to building and other intangible assets over their estimated useful lives, which generally range from three to 40 years.  The values of the above and below market leases are amortized and recorded as either an increase (in the case of below market leases) or a decrease (in the case of above market leases) to rental income over the remaining term of the associated lease.  The value associated with in-place leases and tenant relationships are amortized over the expected term of the relationship, which includes an estimated probability of the lease renewal, and its estimated term.  If a tenant vacates its space prior to the contractual termination of the lease and no rental payments are being made on the lease, any unamortized balance of the related intangible will be written off.  The tenant improvements and origination costs are amortized as an expense over the remaining life of the lease (or charged against earnings if the lease is terminated prior to its contractual expiration date).  We assess fair value of the leases based on estimated cash flow projections that utilize appropriate discount and capitalization rates and available market information.  Estimates of future cash flows are based on a number of factors including the historical operating results, known trends, and market/economic conditions that may affect the property.

Investment in Unconsolidated Joint Ventures

We account for our investments in unconsolidated joint ventures under the equity method of accounting as we exercise significant influence, but do not control these entities and are not considered to be the primary beneficiary under FIN 46R.  We consolidate those joint ventures where we are considered to be the primary beneficiary, even though we do not control the entity.  In all the joint ventures, the rights of the minority investor are both protective as well as participating. Unless we are determined to be the primary beneficiary, these rights preclude us from consolidating these investments.  These investments are recorded initially at cost, as investments in unconsolidated joint ventures, and subsequently adjusted for equity in net income (loss) and cash contributions and distributions.  Any difference between the carrying amount of these investments on our balance sheet and the underlying equity in net assets is amortized as an adjustment to equity in net income (loss) of unconsolidated joint ventures over the lesser of the joint venture term or 40 years.  See Note 6.  None of the joint venture debt is recourse to us.

Revenue Recognition

Rental revenue is recognized on a straight-line basis over the term of the lease. The excess of rents recognized over amounts contractually due pursuant to the underlying leases are included in deferred rents receivable on the accompanying balance sheets.  We establish, on a current basis, an allowance for future potential tenant credit losses, which may occur against this account.  The balance reflected on the balance sheet is net of such allowance.

Interest income on structured finance investments is recognized over the life of the investment using the effective interest method and recognized on the accrual basis.  Fees received in connection with loan commitments are deferred until the loan is funded and are then recognized over the term of the loan as an adjustment to yield.  Anticipated exit fees, whose collection is expected, are also recognized over the term of the loan as an adjustment to yield.  Fees on commitments that expire unused are recognized at expiration.

Income recognition is generally suspended for structured finance investments at the earlier of the date at which payments become 90 days past due or when, in the opinion of management, a full recovery of income and principal becomes doubtful.  Income recognition is resumed when the loan becomes contractually current and performance is demonstrated to be resumed.

Allowance for Doubtful Accounts

We maintain an allowance for doubtful accounts for estimated losses resulting from the inability of our tenants to make required rent payments. If the financial condition of a specific tenant were to deteriorate, resulting in an impairment of its ability to make payments, additional allowances may be required.

Reserve for Possible Credit Losses

The expense for possible credit losses in connection with structured finance investments is the charge to earnings to increase the allowance for possible credit losses to the level that we estimate to be adequate considering delinquencies, loss experience and collateral quality.  Other factors considered relate to geographic trends and product diversification, the size of the portfolio and current economic conditions.  Based upon these factors, we establish the provision for possible credit losses by category of asset.  When it is probable that we will be unable to collect all amounts contractually due, the account is considered impaired.

Where impairment is indicated, a valuation write-down or write-off is measured based upon the excess of the recorded investment amount over the net fair value of the collateral, as reduced by selling costs.  Any deficiency between the carrying amount of an asset and the net sales price of repossessed collateral is charged to the allowance for credit losses.  No reserve for impairment was required at December 31, 2005 or 2004.

Derivative Instruments

In the normal course of business, we use a variety of derivative instruments to manage, or hedge, interest rate risk.  We require that hedging derivative instruments be effective in reducing the interest rate risk exposure that they are designated to hedge.  This effectiveness is essential for qualifying for hedge accounting.  Some derivative instruments are associated with an anticipated transaction.  In those cases, hedge effectiveness criteria also require that it be probable that the underlying transaction occurs.  Instruments that meet these hedging criteria are formally designated as hedges at the inception of the derivative contract.

To determine the fair values of derivative instruments, we use a variety of methods and assumptions that are based on market conditions and risks existing at each balance sheet date.  For the majority of financial instruments including most derivatives, long-term investments and long-term debt, standard market conventions and techniques such as discounted cash flow analysis, option-pricing models, replacement cost, and termination cost are used to determine fair value.  All methods of assessing fair value result in a general approximation of value, and such value may never actually be realized.

Results of Operations

Comparison of the year ended December 31, 2005 to the year ended December 31, 2004

The following comparison for the year ended December 31, 2005, or 2005, to the year ended December 31, 2004, or 2004, makes reference to the following:  (i) the effect of the “Same-Store Properties,” which represents all properties owned by us at January 1, 2004 and at December 31, 2005 and total 14 of our 21 wholly-owned properties, representing approximately 75% of our annualized rental revenue, (ii) the effect of the “Acquisitions,” which represents all properties acquired in 2004, namely, 750 Third Avenue (July 2004) and 625 Madison Avenue (October 2004) and in 2005, namely, 28 West 44th Street (February 2005), One Madison Avenue-Clock Tower (April 2005), 19 West 44th Street (June 2005), 141 Fifth Avenue (August 2005), 1604 Broadway (November 2005) and (iii) “Other,” which represents corporate level items not allocable to specific properties, the Service Corporation and eEmerge.  Assets classified as held for sale in 2004, namely 1466 Broadway and 17 Battery Place and in 2005, namely, 1414 Avenue of the Americas, are excluded from the following discussion.  In 2006, 286 Madison Avenue, 290 Madison Avenue and 1140 Avenue of the Americas were classified as held for sale.  They have also been excluded from the following discussion.

Rental Revenues (in millions)	2005	2004	$ Change	% Change
Rental revenue	$285.3	$229.6	$55.7	24.3%
Escalation and reimbursement revenue	55.7	41.8	13.9	33.3
Total	$341.0	$271.4	$69.6	25.6%

Same-Store Properties	$270.6	$259.5	$11.1	4.3%
Acquisitions	69.4	12.9	56.5	438.0
Other	1.0	(1.0)	2.0	200.0
Total	$341.0	$271.4	$69.6	25.6%

Occupancy in the Same-Store Properties increased slightly from 95.9% at December 31, 2004 to 95.8% at December 31, 2005.  The increase in the Acquisitions is primarily due to owning these properties for a period during the year in 2005 compared to a partial period or not being included in 2004.

At December 31, 2005, we estimated that the current market rents on our wholly-owned properties were approximately 18.7% higher than then existing in-place fully escalated rents.  Approximately 6.7% of the space leased at our wholly-owned properties expires during 2006.  We believe that occupancy rates at the Same-Store Properties will range between approximately 96% and 97% in 2006.

The increase in escalation and reimbursement revenue was primarily due to the recoveries at the Same-Store Properties ($6.3 million), and the Acquisitions ($7.4 million) and in Other ($0.4 million).  The increase in recoveries at the Same-Store Properties was primarily due to electric reimbursements ($3.3 million), operating expense recoveries ($1.5 million) and real estate tax recoveries ($1.5 million).

Investment and Other Income (in millions)	2005	2004	$ Change	% Change
Equity in net income of unconsolidated joint ventures	$49.3	$44.0	$5.3	12.1%
Investment and preferred equity income	45.0	39.1	5.9	15.1
Other	38.1	18.5	19.6	106.0
Total	$132.4	$101.6	$30.8	30.3%

The increase in equity in net income of unconsolidated joint ventures was primarily due to contributions from 1515 Broadway ($0.4 million), 1221 Avenue of the Americas ($1.0 million) and Gramercy ($7.3 million).  This was partially offset by decreases at One-Madison Avenue-South Building ($1.7 million), 100 Park Avenue, ($1.1 million) and by a reduction in our interest in One Park Avenue from 55% to 16.7% ($1.8 million).  Occupancy at our joint venture properties increased from 97.1% in 2004 to 97.4% in 2005.  At December 31, 2005, we estimated that current market rents at our joint venture properties were approximately 38.4% higher than then existing in-place fully escalated rents.  Approximately 6.3% of the space leased at our joint venture properties expires during 2006.

The increase in investment and preferred equity income was primarily due to the weighted average investment balance outstanding and yield being $393.9 million and 10.5%, respectively, for 2005 compared to $285.0 million and 10.5%, respectively, for 2004.  In addition, we recognized a one-time gain on a mortgage investment of $4.2 million in 2004.

The increase in Other was primarily due to an incentive fee recognized in 2005 in connection with the resolution of the MSREF joint ventures ($10.8 million), lease buy-out income ($0.7 million), fee income earned by GKK Manager LLC, an affiliate of ours and the external manager of Gramercy, (approximately $9.2 million), fee income earned by the service corporation ($1.0 million) and fee income from the settlement of a prior structured finance investment (approximately $1.3 million).  This was offset by an incentive fee recognized in 2004 in connection with the recapitalization of One Park Avenue (approximately $4.3 million).

Property Operating Expenses (in millions)	2005	2004	$ Change	% Change
Operating expenses	$99.5	$80.1	$19.4	24.2%
Real estate taxes	58.0	45.6	12.4	27.2
Ground rent	19.3	15.8	3.5	22.2
Total	$176.8	$141.5	$35.3	25.0%

Same-Store Properties	$138.1	$127.6	$10.5	8.2%
Acquisitions	28.4	4.0	24.4	610.0
Other	10.3	9.9	0.4	4.0
Total	$176.8	$141.5	$35.3	25.0%

Same-Store Properties operating expenses, excluding real estate taxes ($2.8 million), increased approximately $7.7 million.  There were increases in advertising, insurance, and condominium management costs ($0.7 million), repairs, maintenance and payroll expenses ($2.1 million), and utilities ($5.5 million).  This was partially offset by a decrease in ground rent ($0.6 million).

The increase in real estate taxes was primarily attributable to the Same-Store Properties ($3.0 million) due to higher assessed property values and the Acquisitions ($9.7 million).

Other Expenses (in millions)	2005	2004	$ Change	% Change
Interest expense	$81.8	$64.9	$16.9	26.0%
Depreciation and amortization expense	58.6	46.2	12.4	26.8
Marketing, general and administrative expenses	44.2	30.3	13.9	45.9
Total	$184.6	$141.4	$43.2	30.6%

The increase in interest expense was primarily attributable to costs associated with new investment activity and the funding of ongoing capital projects and working capital requirements.  The weighted average interest rate decreased from 5.61% for the year ended December 31, 2004 to 5.54% for the year ended December 31, 2005.  As a result of the new investment activity, the weighted average debt balance increased from $1.1 billion as of December 31, 2004 to $1.5 billion as of December 31, 2005.

Marketing, general and administrative expenses represented 10.4% of total revenues in 2005 compared to 9.2% in 2004.  The increase in marketing, general and administrative expenses are primarily due to the increased headcount at the Company and GKK Manager LLC.

Comparison of the year ended December 31, 2004 to the year ended December 31, 2003

The following comparison for the year ended December 31, 2004, or 2004, to the year ended December 31, 2003, or 2003, makes reference to the following:  (i) the effect of the “Same-Store Properties,” which represents all properties owned by us at January 1, 2003 and at December 31, 2004 and totaled 12 of our 20 wholly-owned properties, represented approximately 61% of our annualized rental revenue, (ii) the effect of the “Acquisitions,” which represents all properties acquired in 2003, namely, 220 East 42nd Street (February 2003), 125 Broad Street (March 2003) and 461 Fifth Avenue (October 2003) and in 2004, namely, 750 Third Avenue (July 2004) and 625 Madison Avenue (October 2004), and (iii) “Other,” which represents corporate level items not allocable to specific properties and eEmerge.  Assets classified as held for sale in 2003, namely 50 West 23rd Street, 1370 Broadway and 875 Bridgeport Avenue, Shelton, CT and in 2004, namely, 1466 Broadway and 17 Battery Place are excluded from the following discussion.  In 2005, 1414 Avenue of the Americas was classified as held for sale.  It was sold on April 12, 2005.  It has also been excluded from the following discussion.  In 2006, 286 Madison Avenue, 290 Madison Avenue and 1140 Avenue of the Americas were classified as held for sale.  They have also been excluded from the following discussion:

Rental Revenues (in millions)	2004	2003	$ Change	% Change
Rental revenue	$229.6	$198.9	$30.7	15.4%
Escalation and reimbursement revenue	41.8	36.6	5.2	14.2
Total	$271.4	$235.5	$35.9	15.2%

Same-Store Properties	$189.0	$182.8	$6.2	3.4%
Acquisitions	83.4	50.6	32.8	64.8
Other	(1.0)	2.1	(3.1)	(147.6)
Total	$271.4	$235.5	$35.9	15.2%

ITEM 7.      MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Despite a decrease in weighted average occupancy in the Same-Store Properties from 95.9% in 2003 to 95.2% in 2004, rental revenue in the Same-Store Properties increased because new cash rents on previously occupied space by new tenants at Same-Store Properties was 0.5% higher than the previously fully escalated rent (i.e., the latest annual rent paid on the same space by the old tenant).

At December 31, 2004, we estimated that the current market rents on our wholly-owned properties were approximately 15.3% higher than then existing in-place fully escalated rents.  Approximately 15.9% of the space leased at wholly-owned properties expires during 2005.  This excludes approximately 440,000 square feet of in-place leases at 750 Third Avenue, which will remain in place after Teachers Insurance lease ends in December 2005.  We believed that occupancy rates at the Same-Store Properties would increase to approximately 96% in 2005.

The increase in escalation and reimbursement revenue was primarily due to the recoveries at the Same-Store Properties ($1.7 million) and the Acquisitions ($4.1 million).  This was offset by a decrease in other entities ($0.4 million).  The increase in recoveries at the Same-Store Properties was primarily due to real estate tax recoveries ($0.9 million) and operating expense recoveries ($0.3 million).  We recovered approximately 95% of our electric costs at our Same-Store Properties during 2004.

Investment and Other Income (in millions)	2004	2003	$ Change	% Change
Equity in net income of unconsolidated joint ventures	$44.0	$14.9	$29.1	195.3%
Investment and preferred equity income	39.1	22.1	17.0	76.9
Other	18.5	8.5	10.0	117.7
Total	$101.6	$45.5	$56.1	123.3%

The increase in equity in net income of unconsolidated joint ventures was primarily due to our acquisition of a 45% interest in 1221 Avenue of the Americas in late December 2003 ($28.4 million).  This was partially offset by a reduction in our interest in One Park Avenue from 55% to 16.7% ($2.5 million).  Occupancy at our joint venture properties increased from 95.8% in 2003 to 96.9% in 2004.  At December 31, 2004, we estimated that current market rents at our joint venture properties were approximately 19.1% higher than then existing in-place fully escalated rents.  Approximately 15.4% of the space leased at our joint venture properties was expected to expire during 2005.

The increase in investment and preferred equity income was primarily due to the weighted average investment balance outstanding and yield being $285.0 million and 10.5%, respectively, for 2004 compared to $135.8 million and 11.7%, respectively, for 2003.  In addition, we recognized a $4.2 million gain in 2004 offset by a $4.5 million gain in 2003 from a partial distribution from a joint venture, which owned a mortgage position in a portfolio of office and industrial properties.  The balance of the increase is primarily from the amortization of origination fees, the receipt of exit fees and accelerated origination fees due to the redemption of certain investments (approximately $3.7 million).

The increase in Other was primarily due to lease buy-out income ($0.8 million), fee income earned by GKK Manager LLC, an affiliate of ours and the external manager of Gramercy (approximately $1.3 million) and fee income earned by the service corporation ($4.2 million), which was accounted for under the equity method prior to July 1, 2003.  In addition, we recognized an incentive distribution resulting from the sale of an interest in One Park Avenue ($4.3 million).  This was offset by a reduction in asset management fees ($1.4 million).

Property Operating Expenses (in millions)	2004	2003	$ Change	% Change
Operating expenses	$80.1	$68.2	$11.9	17.5%
Real estate taxes	45.6	37.6	8.0	21.3
Ground rent	15.8	13.2	2.6	19.7
Total	$141.5	$119.0	$22.5	18.9%

Same-Store Properties	$92.5	$88.4	$4.1	4.6%
Acquisitions	39.1	24.5	14.6	59.6
Other	9.9	6.1	3.8	62.3
Total	$141.5	$119.0	$22.5	18.9%

Same-Store Properties operating expenses, excluding real estate taxes ($2.4 million), increased approximately $1.7 million.  There were increases in payroll and cleaning costs ($0.7 million) and repairs, maintenance and security expenses ($1.2 million).  This was offset by reductions in advertising, insurance, professional and management costs ($0.1 million) and utility costs ($0.1 million).

The increase in real estate taxes was primarily attributable to the Same-Store Properties ($2.4 million) due to higher assessed property values and increased tax rates and the Acquisitions ($5.6 million).

Other Expenses (in millions)	2004	2003	$ Change	% Change
Interest expense	$64.9	$48.2	$16.7	34.6%
Depreciation and amortization expense	46.2	36.1	10.1	28.0
Marketing, general and administrative expenses	30.3	17.1	13.2	77.2
Total	$141.4	$101.4	$40.0	39.5%

The increase in interest expense was primarily attributable to costs associated with new investment activity and the funding of ongoing capital projects and working capital requirements.  The weighted average interest rate decreased from 5.66% for the year ended December 31, 2003 to 5.61% for the year ended December 31, 2004.  As a result of the new investment activity, the weighted average debt balance increased from $756.4 million as of December 31, 2003 to $1.1 billion as of December 31, 2004.

Marketing, general and administrative expenses increased primarily as a result of higher compensation costs including a one-time charge related to a restricted stock award, administrative and compensation costs associated with GKK Manager, and higher professional fees primarily due to implementation of the requirements of Section 404 of the Sarbanes-Oxley Act of 2002.  Marketing, general and administrative costs represented 9.2% of total revenues in 2004 compared to 6.4% in 2003.

Liquidity and Capital Resources
We currently expect that our principal sources of working capital and funds for acquisition and redevelopment of properties, tenant improvements and leasing costs and for structured finance investments will include:

(1)          Cash flow from operations;

(2)          Borrowings under our 2005 unsecured revolving credit facility;

(3)          Other forms of secured or unsecured financing;

(4)          Proceeds from common or preferred equity or debt offerings by us or the Operating Partnership (including issuances of limited partnership units in the Operating Partnership); and

(5)          Net proceeds from divestitures of properties and redemptions and participations of structured finance investments.

Cash flow from operations is primarily dependent upon the occupancy level of our portfolio, the net effective rental rates achieved on our leases, the collectibility of rent and operating escalations and recoveries from our tenants and the level of operating and other costs.  Additionally, we believe that our joint venture investment programs will also continue to serve as a source of capital for acquisitions.  We believe that our sources of working capital, specifically our cash flow from operations and borrowings available under our 2005 unsecured revolving credit facility, and our ability to access private and public debt and equity capital, are adequate for us to meet our short-term and long-term liquidity requirements for the foreseeable future.  With the commencement of operations of Gramercy in August 2004, we have reduced our focus on direct structured finance investments.

Cash Flows

2005 Compared to 2004

Net cash provided by operating activities decreased approximately $26.1 million from approximately $164.5 million for the year ended December 31, 2004 compared to approximately $138.4 million for the year ended December 31, 2005.  Operating cash flow was primarily generated by the Same-Store Properties and Acquisitions, as well as income earned on the structured finance investments and distributions from joint venture investments.

There was an increase in investment activity in 2005 compared to 2004. We closed on approximately $435.7 million of new consolidated investments in 2005, including 28 West 44th Street, One Madison Avenue-Clock Tower, an additional interest in 19 West 44th Street, 1551/1555 Broadway, 21 West 34th Street, 141 Fifth Avenue and 1604 Broadway compared to $388.2 in 2004 when we funded the acquisitions of 750 Third Avenue and 625 Madison Avenue. We have also spent more funds on capital improvements in 2005 (approximately $48.7 million) as compared to 2004 (approximately $31.3 million) primarily relating to increased leasing activity. We increased our level of investments in joint ventures by approximately $47.9 million primarily in 2005 compared to 2004 by acquiring an interest in the south building at One Madison Avenue-South Building in addition to making follow-on investments in Gramercy in 2005, compared to investments in 19 West 44th Street, 485 Lexington Avenue and Gramercy in 2004.  We funded a portion of the 2005 acquisitions through the sale of assets, which generated net proceeds of approximately $59.7 million compared to $220.3 million in 2004. Distributions in excess of cumulative earnings from unconsolidated joint ventures increased approximately $7.6 million primarily due to the refinancing of 100 Park and 1515 Broadway and the sale of 180 Madison Avenue in 2005 compared to the refinancing in 2004 of 1515 Broadway and One Park as well as the sale of an interest in One Park. Our structured finance activity, including originations net of redemptions, decreased approximately $89.4 million in 2005 compared to 2004.  There was also other investment activity in 2005 of approximately $29.6 million.  This investment activity resulted in net cash used in investing activities increasing approximately $196.6 million to approximately $465.7 million for the year ended December 31, 2005 compared to approximately $269.1 million during the year ended December 31, 2004.

The investment activity in 2005 described above was primarily funded through mortgage debt as well as new term loans. We increased an existing term loan and closed on a new term loan. We also refinanced one of our properties. Proceeds from the January 2004 common stock offering and the May 2004 preferred stock offering as well as the joint venture distributions received in 2004, were primarily used to pay down our credit facilities in 2004. The increased financing activity in 2005 resulted in net cash provided by financing activities increasing by approximately $213.8 million to approximately $315.6 million for the year ended December 31, 2005 compared to approximately $101.8 million used in the year ended December 31, 2004.

2004 Compared to 2003

Net cash provided by operating activities increased $68.4 million to $164.5 million for the year ended December 31, 2004 compared to $96.1 million for the year ended December 31, 2003.  Operating cash flow was primarily generated by the Same-Store Properties and Acquisitions, as well as the structured finance and joint venture investments.

Net cash used in investing activities decreased $240.2 million to $269.0 million for the year ended December 31, 2004 compared to $509.2 million used during the year ended December 31, 2003.  The primary reason for the decrease was due to the net proceeds received upon the sales of 17 Battery Place North and 1466 Broadway in 2004 ($220.3 million) compared to the proceeds from the sales of 50 West 23rd Street, 1370 Broadway and Shaws in 2003 ($119.1 million).  In addition, we had increased distributions in excess of cumulative earnings from our joint ventures due to the refinancing of 1515 Broadway, 1250 Broadway and One Park as well as the sale of an interest in One Park ($144.9 million), which was offset by new joint venture investments, including 19 West 44th Street, 485 Lexington Avenue and Gramercy ($79.8 million). In comparison, during 2003, we purchased an interest in 1221 Avenue of the Americas of which our share of the cash invested was approximately $385.1 million and received distributions from our joint ventures ($18.6 million).  There was an increase in acquisitions and capital improvements in 2004 ($388.2 million and $31.3 million, respectively) as compared to 2003 ($81.2 million and $22.5 million, respectively).  This relates primarily to the acquisitions of 625 Madison Avenue and 750 Third Avenue in 2004 compared to the acquisitions of 220 East 42nd Street and condominium interests in 125 Broad Street in 2003.  We made new structured finance investments, net of redemptions, totaling $132.9 million in 2004 compared to $126.7 million in 2003.

Net cash provided by financing activities decreased $291.8 million to $101.8 million for the year ended December 31, 2004 compared to $393.6 million used during the year ended December 31, 2003.  The decrease was primarily due to the receipt of proceeds from the January and August 2004 common stock offering (approximately $138.6 million) and the May and July 2004 preferred stock offerings ($96.3 million) which was offset by the December 2003 preferred stock offering ($152.5 million).  This was offset by net mortgage debt and credit facility borrowings (approximately $379.8 million).

Capitalization
As of December 31, 2005, we had 42,455,829 shares of common stock, 2,426,786 units of limited partnership interest in our Operating Partnership, 6,300,000 shares of our 7.625% Series C cumulative redeemable preferred stock, or Series C preferred stock and 4,000,000 shares of our 7.875% Series D cumulative redeemable preferred stock, or Series D preferred stock, outstanding.

In 2004, in two offerings, we sold 3,150,000 shares of our common stock.  The net proceeds from these offerings (approximately $138.6 million) were used to pay down our unsecured revolving credit facility.

In 2004, in two offerings, we issued 4,000,000 shares of our 7.875% Series D cumulative redeemable preferred stock, or the Series D preferred stock, with a mandatory liquidation preference of $25.00 per share.  Net proceeds from these offerings (approximately $96.3 million) were used principally to repay amounts outstanding under our secured and unsecured revolving credit facilities.  The Series D preferred stock receive annual dividends of $1.96875 per share paid on a quarterly basis and dividends are cumulative, subject to certain provisions.  On or after May 27, 2009, we may redeem the Series D preferred stock at par for cash at our option.  The Series D preferred stock was recorded net of underwriters discount and issuance costs.

We currently have the ability to issue up to an aggregate amount of approximately $334.5 million of our common and preferred stock, depository shares and warrants under our current shelf registration statement, which was declared effective in March 2004.

Rights Plan
We have a shareholder rights plan which provides, among other things, that when specified events occur, our common stockholders will be entitled to purchase from us a newly created series of junior preferred shares, subject to our ownership limit described below.  The preferred share purchase rights are triggered by the earlier to occur of (1) ten days after the date of a purchase announcement that a person or group acting in concert has acquired, or obtained the right to acquire, beneficial ownership of 17% or more of our outstanding shares of common stock or (2) ten business days after the commencement of or announcement of an intention to make a tender offer or exchange offer, the consummation of which would result in the acquiring person becoming the beneficial owner of 17% or more of our outstanding common stock.  The preferred share purchase rights would cause substantial dilution to a person or group that attempts to acquire us on terms not approved by our board of directors.

2005 Stock Option and Incentive Plan
Subject to adjustments upon certain corporate transactions or events, up to a maximum of 3,500,000 shares, or the Fungible Pool Limit, may be granted as options, restricted stock, phantom shares, dividend equivalent rights and other equity-based awards under the 2005 Stock Option and Incentive Plan, or the 2005 Plan; however, the manner in which the Fungible Pool Limit is finally determined can ultimately result in the issuance under the 2005 Plan of up to 4,375,000 shares (subject to adjustments upon certain corporate transactions or events).  At December 31, 2005, approximately 4,348,950 shares of our common stock were reserved for issuance under the 2005 Plan.

Dividend Reinvestment and Stock Purchase Plan
We filed a registration statement with the SEC for our dividend reinvestment and stock purchase plan, or DRIP, which was declared effective on September 10, 2001.  The DRIP commenced on September 24, 2001.  We registered 3,000,000 shares of common stock under the DRIP.

During the years ended December 31, 2005 and 2004, we issued approximately 338,000 and 195,000 common shares and received approximately $20.4 million and $8.9 million of proceeds from dividend reinvestments and/or stock purchases under the DRIP, respectively.  DRIP shares may be issued at a discount to the market price.

2003 Long-Term Outperformance Compensation Program
Our board of directors has adopted a long-term, seven-year compensation program for certain members of senior management.  The program, which measures our performance over a 48-month period (unless terminated earlier) commencing April 1, 2003, provides that holders of our common equity are to achieve a 40% total return, or baseline return, during the measurement period over a base share price of $30.07 per share before any restricted stock awards are granted.  Plan participants will receive an award of restricted stock in an amount between 8% and 10% of the excess total return over the baseline return.  At the end of the four-year measurement period, 40% of the award will vest on the measurement date and 60% of the award will vest ratably over the subsequent three years based on continued employment.  Any restricted stock to be issued under the program will be allocated from our 1997 Stock Option and Incentive Plan, as amended, which was previously approved through a shareholder vote in May 2002.  We will record the expense of the restricted stock award in accordance with Financial Accounting Standards Board, or FASB, Statement No. 123, “Accounting for Stock-Based Compensation”.  The fair value of the award on the date of grant was determined to be $3.2 million.  Forty percent of the award will be amortized over four years and the balance will be amortized at 20% per year over five, six and seven years, respectively, such that 20% of year five, 16.67% of year six and 14.29% of year seven will be recorded in year one.  The total value of the award (capped at $25.5 million) will determine the number of shares assumed to be issued for purposes of calculating diluted earnings per share.  Compensation expense of $0.65 million, $0.65 million and $0.5 million related to this plan was recorded during the years ended December 31, 2005, 2004 and 2003, respectively.

2005 Long-Term Outperformance Compensation Program
In December 2005, the compensation committee of our board of directors approved a long-term incentive compensation program, the 2005 Outperformance Plan.  Participants in the 2005 Outperformance Plan will share in a “performance pool” if our total return to stockholders for the period from December 1, 2005 through November 30, 2008 exceeds a cumulative total return to stockholders of 30% during the measurement period over a base share price of $68.51 per share. The size of the pool will be 10% of the outperformance amount in excess of the 30% benchmark, subject to a maximum dilution cap equal to the lesser of 3% of our outstanding shares and units of limited partnership interest as of December 1, 2005 or $50 million. In the event the potential performance pool reaches this dilution cap before November 30, 2008 and remains at that level or higher for 30 consecutive days, the performance period will end early and the pool will be formed on the last day of such 30-day period. Each participant’s award under the 2005 Outperformance Plan will be designated as a specified percentage of the aggregate performance pool to be allocated to him or her assuming the 30% benchmark is achieved. Individual awards will be made in the form of partnership units, or LTIP Units, that may ultimately become exchangeable for shares of our common stock or cash, at our election. LTIP Units will be granted prior to the determination of the performance pool; however, they will only vest upon satisfaction of performance and other thresholds, and will not be entitled to distributions until after the performance pool is established.  The 2005 Outperformance Plan provides that if the pool is established, each participant will also be entitled to the distributions that would have been paid on the number of LTIP Units earned, had they been issued at the beginning of the performance period. Those distributions will be paid in the form of additional LTIP Units. After the performance pool is established, the earned LTIP Units will receive regular quarterly distributions on a per unit basis equal to the dividends per share paid on our common stock, whether or not they are vested.  Any LTIP Units that are not earned upon the establishment of the performance pool will be automatically forfeited, and the LTIP Units that are earned will be subject to time-based vesting, with one-third of the LTIP Units earned vesting on November 30, 2008 and each of the first two anniversaries thereafter based on continued employment. We recorded approximately $0.3 million of compensation expense in 2005 in connection with the 2005 Outperformance Plan.

Deferred Stock Compensation Plan for Directors
Under our Independent Director’s Deferral Program, which commenced July 2004, our non-employee directors may elect to defer up to 100% of their annual retainer fee, chairman fees and meeting fees.  Unless otherwise elected by a participant, fees deferred under the program shall be credited in the form of phantom stock units.  The phantom stock units are convertible into an equal number of shares of common stock upon such directors’ termination of service from the Board of Directors or a change in control by us, as defined by the program.  Phantom stock units are credited to each non-employee director quarterly using the closing price of our common stock on the applicable dividend record date for the respective quarter.  Each participating non-employee director’s account is also credited for an equivalent amount of phantom stock units based on the dividend rate for each quarter.

During the year ended December 31, 2005, approximately 4,300 phantom stock units were earned.  As of December 31, 2005, there were approximately 5,300 phantom stock units outstanding.

Market Capitalization

At December 31, 2005, borrowings under our mortgage loans, 2005 unsecured revolving credit facility and term loans and trust preferred securities (including our share of joint venture debt of $1.0 billion) represented 41.2% of our consolidated market capitalization of $6.3 billion (based on a common stock price of $76.39 per share, the closing price of our common stock on the New York Stock Exchange on December 31, 2005).  Market capitalization includes our consolidated debt, common and preferred stock and the conversion of all units of limited partnership interest in our Operating Partnership, and our share of joint venture debt.

Indebtedness

The table below summarizes our consolidated mortgage debt, secured and unsecured revolving credit facilities and term loans outstanding at December 31, 2005 and 2004, respectively (in thousands).

	December 31,
Debt Summary:	2005	2004
Balance
Fixed rate	$770,141	$614,476
Variable rate—hedged	485,000	425,000
Total fixed rate	1,255,141	1,039,476
Variable rate	196,111	—
Variable rate—supporting variable rate assets	91,000	110,900
Total variable rate	287,111	110,900
Total	$1,542,252	$1,150,376

Percent of Total Debt:
Total fixed rate	81.4%	90.36%
Variable rate	18.6%	9.64%
Total	100.00%	100.00%

Effective Interest Rate for the Year:
Fixed rate	5.63%	6.12%
Variable rate	5.07%	2.86%
Effective interest rate	5.54%	5.61%

The variable rate debt shown above bears interest at an interest rate based on 30-day LIBOR (4.39% and 2.40% at December 31, 2005 and 2004, respectively).  Our consolidated debt at December 31, 2005 had a weighted average term to maturity of approximately 5.4 years.

Certain of our structured finance investments, totaling $91.0 million, are variable rate investments which mitigate our exposure to interest rate changes on our unhedged variable rate debt at December 31, 2005.

Mortgage Financing

As of December 31, 2005, our total mortgage debt (excluding our share of joint venture debt of approximately $1.0 billion) consisted of approximately $670.1 million of fixed rate debt, including hedged variable rate debt, with an effective weighted average interest rate of approximately 6.32% and approximately $215.1 million of variable rate debt with an effective weighted average interest rate of approximately 6.2%.

Revolving Credit Facilities

2005 Unsecured Revolving Credit Facility
In September 2005, we closed on a new $500.0 million unsecured revolving credit facility.  We have an option, subject to lender approval, to increase the capacity under the 2005 unsecured revolving credit facility to $800.0 million at any time prior to the maturity date in September 2008.  The 2005 unsecured revolving credit facility bears interest at a spread ranging from 85 basis points to 125 basis points over the 30-day LIBOR, based on our leverage ratio, currently 95 basis points, and has a one-year extension option.  The 2005 unsecured revolving credit facility also requires a 12.5 to 25 basis point fee on the unused balance payable annually in arrears.  The 2005 unsecured revolving credit facility had an outstanding balance of $32.0 million at December 31, 2005.  Availability under the 2005 unsecured revolving credit facility was further reduced by the issuance of approximately $14.1 million in letters of credit.  The effective all-in interest rate on the 2005 unsecured revolving credit facility was 4.9% for the year ended December 31, 2005.  The 2005 unsecured revolving credit facility includes certain restrictions and covenants (see restrictive covenants below).

Unsecured Revolving Credit Facility
In September 2005, we terminated our $300.0 million unsecured revolving credit facility.  It bore interest at a spread ranging from 105 basis points to 135 basis points over the 30-day LIBOR, based on our leverage ratio.  The unsecured revolving credit facility also required a 15 to 25 basis point fee on the unused balance payable annually in arrears.

Secured Revolving Credit Facility
In September 2005, we terminated our $125.0 million secured revolving credit facility.  The secured revolving credit facility carried a spread of 135 basis points over the 30-day LIBOR.

Term Loans
In December 2002, we obtained a $150.0 million unsecured term loan.  Effective June 2003, this unsecured term loan was increased to $200.0 million and the term was extended by six months to June 2008.  In August 2004, the unsecured term loan was increased to $325.0 million and the maturity date was further extended to August 2009.  As part of the amendment, the interest rate spreads were reduced by between 25 basis points and 30 basis points.  As of December 31, 2005, we had $325.0 million outstanding under the unsecured term loan at the rate of 125 basis points over LIBOR.  To limit our exposure to the variable 30-day LIBOR rate we entered into various swap agreements to fix the LIBOR rate on the entire unsecured term loan.  The effective all-in annual weighted average interest rate on the unsecured term loan was 4.75% for 2005.  In December 2005, we modified the covenants under this unsecured term loan to conform to those under the 2005 unsecured revolving credit facility.

In December 2003, we closed on a $100.0 million five-year non-recourse term loan, secured by a pledge of our ownership interest in 1221 Avenue of the Americas.  This term loan had a floating rate of 150 basis points over the current 30-day LIBOR rate.  During April 2004, we entered into a swap agreement to fix the LIBOR at a blended all-in interest rate of 5.10% through December 2008.  In May 2005, we increased this loan from $100.0 million to $200.0 million, reduced the interest rate spread to 125 basis points and extended the maturity to May 2010.  This loan carried an effective all-in annual weighted average interest rate of 4.19% for the year ended December 31, 2005.

Junior Subordinate Deferrable Interest Debentures
In June 2005, we issued $100.0 million of Trust Preferred Securities, which are reflected on the balance sheet at December 31, 2005 as Junior Subordinate Deferrable Interest Debentures. The proceeds were used to repay our unsecured revolving credit facility.  The $100.0 million of junior subordinate deferrable interest debentures have a 30-year term ending July 2035.  They bear interest at a fixed rate of 5.61% for the first 10 years ending July 2015. Thereafter, the rate will float at three month LIBOR plus 1.25%. The securities are redeemable at par beginning in July 2010.

Restrictive Covenants
The terms of our 2005 unsecured revolving credit facility and term loans include certain restrictions and covenants which limit, among other things, the payment of dividends (as discussed below), the incurrence of additional indebtedness, the incurrence of liens and the disposition of assets, and which require compliance with financial ratios relating to the minimum amount of tangible net worth, the minimum amount of debt service coverage, the minimum amount of fixed charge coverage, the maximum amount of unsecured indebtedness, the minimum amount of unencumbered property debt service coverage and certain investment limitations.  The dividend restriction referred to above provides that, except to enable us to continue to qualify as a REIT for Federal income tax purposes, we will not during any four consecutive fiscal quarters make distributions with respect to common stock or other equity interests in an aggregate amount in excess of 90% of funds from operations for such period, subject to certain other adjustments.  As of December 31, 2005 and 2004, we were in compliance with all such covenants.

Market Rate Risk

We are exposed to changes in interest rates primarily from our floating rate borrowing arrangements.  We use interest rate derivative instruments to manage exposure to interest rate changes.  A hypothetical 100 basis point increase in interest rates along the entire interest rate curve for 2005 and 2004, would increase our annual interest cost by approximately $2.7 million and $1.1 million and would increase our share of joint venture annual interest cost by approximately $6.0 million and $2.8 million, respectively.

We recognize all derivatives on the balance sheet at fair value.  Derivatives that are not hedges must be adjusted to fair value through income.  If a derivative is a hedge, depending on the nature of the hedge, changes in the fair value of the derivative will either be offset against the change in fair value of the hedged asset, liability, or firm commitment through earnings, or recognized in other comprehensive income until the hedged item is recognized in earnings.  The ineffective portion of a derivative’s change in fair value is immediately recognized in earnings.

Approximately $1.3 billion of our long-term debt bears interest at fixed rates, and therefore the fair value of these instruments is affected by changes in the market interest rates.  The interest rate on our variable rate debt and joint venture debt as of December 31, 2005 ranged from LIBOR plus 75 basis points to LIBOR plus 225 basis points.

Contractual Obligations

Combined aggregate principal maturities of mortgages and notes payable, 2005 unsecured revolving credit facility, term loans, trust preferred securities, our share of joint venture debt, excluding extension options, estimated interest expense, and our obligations under our capital lease and ground leases, as of December 31, 2005 are as follows (in thousands):

	Property Mortgages	Revolving Credit Facility	Term Loans and Trust Preferred Securities	Capital Lease	Ground Leases	Estimated Interest Expense	Total	Joint Venture Debt
2006	$4,125	$—	$—	$1,416	$21,194	$86,537	$113,272	$65,785
2007	206,306	—	—	1,416	21,044	79,131	307,897	419,878
2008	101,085	32,000	1,766	1,416	21,044	67,975	225,286	5,719
2009	20,710	—	327,648	1,416	21,044	55,724	426,542	6,135
2010	114,523	—	195,586	1,451	21,045	38,380	370,985	83,074
Thereafter	438,503	—	100,000	51,870	379,098	105,650	1,075,121	459,673
	$885,252	$32,000	$625,000	$58,985	$484,469	$433,397	$2,519,103	$1,040,264

Off-Balance Sheet Arrangements

We have a number of off-balance sheet investments, including joint ventures and structured finance investments.  These investments all have varying ownership structures.  Substantially all of our joint venture arrangements are accounted for under the equity method of accounting as we have the ability to exercise significant influence, but not control over the operating and financial decisions of these joint venture arrangements.  Our off-balance sheet arrangements are discussed in Note 5, “Structured Finance Investments” and Note 6, “Investments in Unconsolidated Joint Ventures” in the accompanying financial statements.  Additional information about the debt of our unconsolidated joint ventures is included in “Contractual Obligations” above.

Capital Expenditures

We estimate that for the year ending December 31, 2006, we will incur approximately $93.4 million of capital expenditures (including tenant improvements and leasing commissions) on existing wholly-owned properties and our share of capital expenditures at our joint venture properties will be approximately $16.8 million.  Of those total capital expenditures, approximately $15.2 million for wholly-owned properties and $5.3 million for our share of capital expenditures at our joint venture properties are dedicated to redevelopment costs, including compliance with New York City local law 11.  We expect to fund these capital expenditures with operating cash flow, borrowings under our credit facility, additional property level mortgage financings, and cash on hand.  Future property acquisitions may require substantial capital investments for refurbishment and leasing costs.  We expect that these financing requirements will be met in a similar fashion.  We believe that we will have sufficient resources to satisfy our capital needs during the next 12-month period and thereafter through a combination of net cash provided by operations, borrowings, potential asset sales or additional equity or debt issuances.

Dividends

We expect to pay dividends to our stockholders based on the distributions we receive from the Operating Partnership primarily from property revenues net of operating expenses or, if necessary, from working capital or borrowings.

To maintain our qualification as a REIT, we must pay annual dividends to our stockholders of at least 90% of our REIT taxable income, determined before taking into consideration the dividends paid deduction and net capital gains.  We intend to continue to pay regular quarterly dividends to our stockholders.  Based on our current annual dividend rate of $2.40 per share, we would pay approximately $103.0 million in dividends to our common stockholders.  Before we pay any dividend, whether for Federal income tax purposes or otherwise, which would only be paid out of available cash to the extent permitted under our unsecured and secured credit facilities, and our unsecured term loan, we must first meet both our operating requirements and scheduled debt service on our mortgages and loans payable.

Related Party Transactions

Cleaning Services

First Quality Maintenance, L.P., or First Quality, provides cleaning, extermination and related services with respect to certain of the properties owned by us.  First Quality is owned by Gary Green, a son of Stephen L. Green, our chairman of the Board and former chief executive officer.  First Quality also provides additional services directly to tenants on a separately negotiated basis.  The aggregate amount of fees paid by us to First Quality for services provided (excluding services provided directly to tenants) was approximately $4.9 million in 2005, $4.6 million in 2004 and $4.3 million in 2003.  In addition, First Quality has the non-exclusive opportunity to provide cleaning and related services to individual tenants at our properties on a basis separately negotiated with any tenant seeking such additional services.  First Quality leases 12,290 square feet of space at 70 West 36th Street pursuant to a lease that expires on December 31, 2012 and provides for annual rental payments of approximately $362,000.

Security/ Messenger and Restoration Services

Classic Security LLC, or Classic Security, provides security services, Bright Star Couriers LLC, or Bright Star, provides messenger services, and Onyx Restoration Works, or Onyx, provides restoration services with respect to certain properties owned by us.  Classic Security, Bright Star and Onyx are owned by Gary Green, a son of Stephen L. Green.  The aggregate amount of fees paid by us for such services was approximately $6.1 million in 2005, $4.3 million in 2004 and $3.8 million in 2003.

Leases

Nancy Peck and Company leases 2,013 square feet of space at 420 Lexington Avenue, New York, New York pursuant to a lease that expires on June 30, 2005 and provides for annual rental payments of approximately $66,000.  This space is now leased on a month-to-month basis.  Nancy Peck and Company is owned by Nancy Peck, the wife of Stephen L. Green.  The rent due under the lease is offset against a consulting fee, of $10,500 per month, an affiliate pays to her under a consulting agreement which is cancelable upon 30-days notice.

Management Fees

S.L. Green Management Corp. receives property management fees from certain entities in which Stephen L. Green owns an interest.  The aggregate amount of fees paid to S.L. Green Management Corp. from such entities was approximately $209,000 in 2005, $258,000 in 2004 and $237,000 in 2003.

Management Indebtedness

In January 2001, Mr. Marc Holliday, then our president, received a non-recourse loan from us in the principal amount of $1,000,000 pursuant to his amended and restated employment and non-competition agreement he executed at that time.  This loan bears interest at the applicable federal rate per annum and is secured by a pledge of certain of Mr. Holliday’s shares of our common stock.  The principal of and interest on this loan is forgivable upon our attainment of specified financial performance goals prior to December 31, 2006, provided that Mr. Holliday remains employed by us until January 2007.  In April 2000, Mr. Holliday received a loan from us in the principal amount of $300,000, with a maturity date of July 2003.  This loan bears interest at a rate of 6.60% per annum and is secured by a pledge of certain of Mr. Holliday’s shares of our common stock.  In May 2002, Mr. Holliday entered into a loan modification agreement with us in order to modify the repayment terms of the $300,000 loan.  Pursuant to the agreement, $100,000 (plus accrued interest thereon) is forgivable on each of January 1, 2004, January 1, 2005 and January 1, 2006, provided that Mr. Holliday remains employed by us through each of such date.  The principal balance outstanding on this loan was $100,000 on December 31, 2005.  In addition, the $300,000 loan shall be forgiven if and when the $1,000,000 loan that Mr. Holliday received pursuant to his amended and restated employment and non-competition agreement is forgiven.

Brokerage Services

Sonnenblick-Goldman Company, or Sonnenblick, a nationally recognized real estate investment banking firm, provided mortgage brokerage services to us.  Mr. Morton Holliday, the father of Mr. Marc Holliday, was a Managing Director of Sonnenblick at the time of the financings.  In 2005, we paid approximately $457,000 to Sonnenblick in connection with securing a $120.0 million first mortgage for the property located at 711 Third Avenue.  In 2004, our 1515 Broadway joint venture paid approximately $855,000 to Sonnenblick in connection with securing a $425.0 million first mortgage for the property.  In 2005, our 1515 Broadway joint venture paid approximately $400,000 to Sonnenblick in connection with refinancing the property and increasing the first mortgage to $625.0 million.

Gramercy Capital Corp.

Our related party transactions with Gramercy are discussed in Note 13, “Related Party Transactions” in the accompanying financial statements.

Other

Insurance

We carry comprehensive “all-risk” (including fire, flood, extended coverage and rental loss insurance) and liability insurance with respect to our property portfolio.  The property coverage has a blanket limit of $600 million per occurrence for all the properties in our portfolio with a sublimit of $450 million for terrorism.  The primary property policy expires in July 2007 and all other policies expire in October 2006.  We have a 45% interest in the property at 1221 Avenue of the Americas, where we participate with the Rockefeller Group Inc., which carries a blanket policy providing $1.0 billion of “all-risk” property insurance including terrorism and an interest in the “Bellemead” portfolio in NJ, where we participate with Gale Properties, which carries a blanket policy providing $200 million of “all-risk” property insurance including terrorism.  Although we consider our insurance coverage as appropriate, in the event of a major catastrophe, such as resulting from an act of terrorism, we may not have sufficient coverage to replace a significant property.   In addition, our policies do not cover properties that we may acquire in the future and insurance will need to be obtained if added to our portfolio prior to October 2006.

The Terrorism Risk Insurance Act, or TRIA, which was enacted in November 2002, was renewed on January 1, 2006.  Congress extended TRIA, now called TRIEA (Terrorism Risk Insurance Extension Act) until 2007.   Our debt instruments, consisting of mortgage loans secured by our properties (which are generally non-recourse to us), mezzanine loans, ground leases and our unsecured revolving credit facility and unsecured term loans, contain customary covenants requiring us to maintain insurance.  There can be no assurance that the lenders or ground lessors under these instruments will not take the position that a total or partial exclusion from “all risk” insurance coverage for losses due to terrorist acts is a breach of these debt and ground lease instruments that allows the lenders or ground lessors to declare an event of default and accelerate repayment of debt or recapture of ground lease positions.  In addition, if lenders insist on full coverage for these risks, it could result in substantially higher insurance premiums.

Funds from Operations

Funds From Operations, or FFO, is a widely recognized measure of REIT performance.  We compute FFO in accordance with standards established by the National Association of Real Estate Investment Trusts, or NAREIT, which may not be comparable to FFO reported by other REITs that do not compute FFO in accordance with the NAREIT definition, or that interpret the NAREIT definition differently than we do.  The revised White Paper on FFO approved by the Board of Governors of NAREIT in April 2002 defines FFO as net income (loss) (computed in accordance with Generally Accepted Accounting Principles, or GAAP), excluding gains (or losses) from debt restructuring and sales of properties, plus real estate related depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures.  We present FFO because we consider it an important supplemental measure of our operating performance and believe that it is frequently used by securities analysts, investors and other interested parties in the evaluation of REITs, particularly those that own and operate commercial office properties.

We also use FFO as one of several criteria to determine performance-based bonuses for members of our senior management.  FFO is intended to exclude GAAP historical cost depreciation and amortization of real estate and related assets, which assumes that the value of real estate assets diminishes ratably over time.  Historically, however, real estate values have risen or fallen with market conditions.  Because FFO excludes depreciation and amortization unique to real estate, gains and losses from property dispositions and extraordinary items, it provides a performance measure that, when compared year over year, reflects the impact to operations from trends in occupancy rates, rental rates, operating costs, interest costs, providing perspective not immediately apparent from net income.  FFO does not represent cash generated from operating activities in accordance with GAAP and should not be considered as an alternative to net income (determined in accordance with GAAP), as an indication of our financial performance or to cash flow from operating activities (determined in accordance with GAAP) as a measure of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to make cash distributions.

FFO for the years ended December 31, 2005, 2004 and 2003 are as follows (in thousands):

	Year Ended December 31,
	2005	2004	2003
Net income available to common stockholders	$137,544	$193,172	$90,447
Add:
Depreciation and amortization	58,649	46,206	36,135
Minority interest	6,620	5,320	3,637
FFO from discontinued operations	9,002	19,226	26,229
FFO adjustment for unconsolidated joint ventures	30,412	23,817	13,982
Accretion of convertible preferred shares	—	—	394
Less:
Income from discontinued operations	(6,505)	(12,277)	(17,043)
Gain on sale of discontinued operations	(33,875)	(90,370)	(21,327)
Gain on sale of joint venture property	(11,550)	(22,012)	(3,087)
Depreciation on non-rental real estate assets	(784)	(705)	(587)
Funds from Operations - available to common stockholders	189,513	162,377	128,780
Dividends on convertible preferred shares	—	—	6,693
Funds from Operations - available to all stockholders	$189,513	$162,377	$135,473
Cash flows provided by operating activities	$138,398	$164,458	$96,121
Cash flows used in investing activities	$(465,674)	$(269,045)	$(509,240)
Cash flows provided by financing activities	$315,585	$101,836	$393,645

Inflation

Substantially all of the office leases provide for separate real estate tax and operating expense escalations as well as operating expense recoveries based on increases in the Consumer Price Index or other measures such as porters’ wage.  In addition, many of the leases provide for fixed base rent increases.  We believe that inflationary increases may be at least partially offset by the contractual rent increases and expense escalations described above.

Recently Issued Accounting Pronouncements

In May 2005, the FASB issued SFAS No. 154, or SFAS 154, “Accounting Changes and Error Corrections — A Replacement of APB Opinion No. 20 and SFAS Statement No. SFAS No. 154 changes the requirements for the accounting and reporting of a change in accounting principle by requiring retrospective application to prior periods’ financial statements of the change in accounting principle, unless it is impracticable to do so. SFAS No. 154 also requires that a change in depreciation or amortization for long-lived, non-financial assets be accounted for as a change in accounting estimate effected by a change in accounting principle. SFAS No. 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. We do not expect the adoption of SFAS No. 154 to have any impact on our cash flows, results of operations, financial position, or liquidity.

In June 2005, the FASB ratified the consensus in EITF Issue No. 04-5, or EITF 04-5, “Determining Whether a General Partner, or the General Partners as a Group, Controls a Limited Partnership or Similar Entity When the Limited Partners Have Certain Rights,” which provides guidance in determining whether a general partner controls a limited partnership. EITF 04-5 states that the general partner in a limited partnership is presumed to control that limited partnership. The presumption may be overcome if the limited partners have either (1) the substantive ability to dissolve the limited partnership or otherwise remove the general partner without cause or (2) substantive participating rights, which provide the limited partners with the ability to effectively participate in significant decisions that would be expected to be made in the ordinary course of the limited partnership’s business and thereby preclude the general partner from exercising unilateral control over the partnership. If the criteria in EITF 04-5 are met, the consolidation of existing joint ventures accounted for under the equity method may be required. Our adoption of EITF 04-5 is expected to have no effect on net income or stockholders’ equity. EITF 04-5 is effective June 30, 2005 for new or modified limited partnership arrangements and effective January 1, 2006 for existing limited partnership arrangements.

FASB Interpretation No. 47, or FIN 47, “Accounting for Conditional Asset Retirement Obligations” was issued in March 2005.  FIN 47 requires recognition of a liability at the time of acquisition or construction for assets that will require certain remediation expenditures when the assets are removed from service if the fair value of the obligation can be reasonably estimated.  FIN 47 clarifies that future expenses to remove asbestos from properties should be estimated and accrued as a liability at the time of acquisition with an offset to increase the cost of the associated structure. We currently own certain buildings that contain asbestos.  Although the asbestos is appropriately contained in accordance with current environmental regulations, our practice is to remediate asbestos upon the renovation or redevelopment of our properties.  FIN 47, which became effective December 31, 2005, did not have a material impact on our cash flows, results of operations, financial position, or liquidity.

Forward-Looking Information

This report includes certain statements that may be deemed to be “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act.  Such forward-looking statements relate to, without limitation, our future capital expenditures, dividends and acquisitions (including the amount and nature thereof) and other development trends of the real estate industry and the Manhattan office market, business strategies, and the expansion and growth of our operations.  These statements are based on certain assumptions and analyses made by us in light of our experience and our perception of historical trends, current conditions, expected future developments and other factors we believe are appropriate.  We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 27A of the Act and Section 21E of the Exchange Act.  Such statements are subject to a number of assumptions, risks and uncertainties which may cause our actual results, performance or achievements to be materially different from future results, performance or achievements expressed or implied by these forward-looking statements.  Forward-looking statements are generally identifiable by the use of the words “may,” “will,” “should,” “expect,” “anticipate,” “estimate,” “believe,” “intend,” “project,” “continue,” or the negative of these words, or other similar words or terms.  Readers are cautioned not to place undue reliance on these forward-looking statements.  Among the factors about which we have made assumptions are:

•                  general economic or business (particularly real estate) conditions, either nationally or in New York City, being less favorable than expected;

•                  reduced demand for office space;

•                  risks of real estate acquisitions;

•                  risks of structured finance investments;

•                  availability and creditworthiness of prospective tenants;

•                  adverse changes in the real estate markets, including increasing vacancy, decreasing rental revenue and increasing insurance costs;

•                  availability of capital (debt and equity);

•                  unanticipated increases in financing and other costs, including a rise in interest rates;

•                  market interest rates could adversely affect the market price of our common stock, as well as our performance and cash flows;

•                  our ability to satisfy complex rules in order for us to qualify as a REIT, for federal income tax purposes, our Operating Partnership’s ability to satisfy the rules in order for it to qualify as a partnership for federal income tax purposes, the ability of certain of our subsidiaries to qualify as REITs and certain of our subsidiaries to qualify as taxable REIT subsidiaries for federal income tax purposes and our ability and the ability of our subsidiaries to operate effectively within the limitations imposed by these rules;

•                  accounting principles and policies and guidelines applicable to REITs;

•                  competition with other companies;

•                  the continuing threat of terrorist attacks on the national, regional and local economies including, in particular, the New York City area and our tenants;

•                  legislative or regulatory changes adversely affecting real estate investment trusts and the real estate business; and

•                  environmental, regulatory and/or safety requirements.

We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of future events, new information or otherwise.

The risks included here are not exhaustive.  Other sections of this report may include additional factors that could adversely affect the Company’s business and financial performance.  Moreover, the Company operates in a very competitive and rapidly changing environment.  New risk factors emerge from time to time and it is not possible for management to predict all such risk factors, nor can it assess the impact of all such risk factors on the Company’s business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.  Given these risks and uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual results.

See Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations - Market Rate Risk” for additional information regarding our exposure to interest rate fluctuations.

The table below presents principal cash flows based upon maturity dates of our debt obligations and structured finance investments and the related weighted-average interest rates by expected maturity dates as of December 31, 2005 (in thousands):

		Long-Term Debt			Structured Finance Investments
Date	Fixed Rate	Average Interest Rate	Variable Rate	Average Interest Rate	Amount	Weighted Yield
2006	$4,125	5.54%	$—	—%	$81,000	10.22%
2007	82,727	5.50%	123,579	5.93%	10,000	15.34%
2008	11,318	5.63%	123,533	5.56%	28,500	8.65%
2009	348,359	5.60%	—	—%	32,000	10.34%
2010	270,108	5.70%	40,000	5.36%	3,939	9.80%
Thereafter	538,503	5.51%	—	—%	244,637	10.53%
Total	$1,255,140	5.55%	$287,112	5.63%	$400,076	10.43%
Fair Value	$1,231,000		$287,112		$400,076

The table below presents the gross principal cash flows based upon maturity dates of our share of our joint venture debt obligations and the related weighted-average interest rates by expected maturity dates as of December 31, 2005 (in thousands):

	Long Term Debt
Date	Fixed Rate	Average Interest Rate	Variable Rate	Average Interest Rate
2006 (1)	$2,535	5.96%	$63,250	5.25%
2007	5,447	5.96%	414,431	5.26%
2008	5,719	5.96%	—	—%
2009	6,135	5.96%	—	—%
2010	6,574	5.96%	76,500	4.73%
Thereafter	459,673	5.94%	—	—%
Total	$486,083	5.95%	$554,181	5.16%
Fair Value	$484,000		$554,181

(1)             Included in this item is $63,250 based on the contractual maturity dates of the debt on 1250 Broadway. This loan has three one-year as-of-right extension options.

The table below lists all of our derivative instruments, which are hedging variable rate debt, including joint ventures, and their related fair value as of March 31, 2006 (in thousands):

	Asset Hedged	Benchmark Rate	Notional Value	Strike Rate	Effective Date	Expiration Date	Fair Value
Interest Rate Swap	Term loan	LIBOR	$65,000	3.300%	8/2005	9/2006	$599
Interest Rate Swap	Term loan	LIBOR	—	4.330%	9/2006	6/2008	439
Interest Rate Swap	Term loan	LIBOR	100,000	4.060%	12/2003	12/2007	1,236
Interest Rate Swap	Term loan	LIBOR	35,000	4.113%	12/2004	6/2008	494
Interest Rate Swap	Term loan	LIBOR	100,000	2.330%	4/2004	5/2006	734
Interest Rate Swap	Term loan	LIBOR	—	4.650%	5/2006	12/2008	233
Interest Rate Swap	Term loan	LIBOR	125,000	2.710%	9/2004	9/2006	1,630
Interest Rate Swap	Term loan	LIBOR	—	4.352%	9/2006	8/2009	1,345
Interest Rate Swap	Term loan	LIBOR	60,000	3.770%	5/2005	1/2007	567
Interest Rate Swap	Term loan	LIBOR	—	4.364%	1/2007	5/2010	690
Interest Rate Cap	Mortgage	LIBOR	12,580	6.600%	8/2005	9/2007	1
Interest Rate Cap	Mortgage	LIBOR	102,550	6.691%	11/2005	11/2007	12
Total Consolidated Hedges			$600,130				$7,980

In addition to these derivative instruments, some of our joint venture loan agreements require the joint venture to purchase interest rate caps on its debt.  All these interest rate caps were out of the money and had no value at December 31, 2005.

ITEM 8.      FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

Schedules

Schedule III Real Estate and Accumulated Depreciation as of December 31, 2005

All other schedules are omitted because they are not required or the required information is shown in the financial statements or notes thereto.

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders of SL Green Realty Corp.

We have audited the accompanying consolidated balance sheets of SL Green Realty Corp. as of December 31, 2005 and 2004, and the related consolidated statements of income, stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2005. Our audits also included the financial statement schedule listed in the Index as Item 8.  These financial statements and schedule are the responsibility of SL Green Realty Corp.’s management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of SL Green Realty Corp. at December 31, 2005 and 2004, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2005, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects, the information set forth therein.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of SL Green Realty Corp.’s internal control over financial reporting as of December 31, 2005, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated March 15, 2006 expressed an unqualified opinion thereon.

/s/ Ernst & Young LLP

New York, New York
March 15, 2006, except for Note 24 as to which the date is July 11, 2006

SL Green Realty Corp.
Consolidated Balance Sheets
(Amounts in thousands, except per share data)

	December 31,
	2005	2004
Assets
Commercial real estate properties, at cost:
Land and land interests	$288,239	$206,824
Building and improvements	1,440,584	1,065,654
Building leasehold and improvements	481,891	471,418
Property under capital lease	12,208	12,208
	2,222,922	1,756,104
Less: accumulated depreciation	(219,295)	(176,238)
	2,003,627	1,579,866
Cash and cash equivalents	24,104	35,795
Restricted cash	60,750	56,417
Tenant and other receivables, net of allowance of $9,681 and $9,880 in 2005 and 2004, respectively	23,722	15,248
Related party receivables	7,707	5,027
Deferred rents receivable, net of allowance of $8,698 and $6,541 in 2005 and 2004, respectively	75,294	61,302
Structured finance investments, net of discount of $1,537 and $1,895 in 2005 and 2004, respectively	400,076	350,027
Investments in unconsolidated joint ventures	543,189	557,089
Deferred costs, net	79,428	47,869
Other assets	91,880	43,241
Total assets	$3,309,777	$2,751,881

Liabilities and Stockholders’ Equity
Mortgage notes payable	$885,252	$614,476
Revolving credit facilities	32,000	110,900
Term loans	525,000	425,000
Derivative instruments at fair value	—	1,347
Accrued interest payable	7,711	4,494
Accounts payable and accrued expenses	87,390	72,298
Deferred revenue/gain	25,691	18,648
Capitalized lease obligation	16,260	16,442
Deferred land leases payable	16,312	15,723
Dividend and distributions payable	31,103	27,553
Security deposits	24,556	22,056
Junior subordinate deferrable interest debentures held by trusts that issued trust preferred securities	100,000	—
Total liabilities	1,751,275	1,328,937

Commitments and Contingencies

Minority interest in Operating Partnership	74,049	74,555
Minority interests in other partnerships	25,012	509

Stockholders’ Equity
Series C preferred stock, $0.01 par value, $25.00 liquidation preference, 6,300 issued and outstanding at December 31, 2005 and 2004, respectively	151,981	151,981
Series D preferred stock, $0.01 par value, $25.00 liquidation preference, 4,000 issued and outstanding at December 31, 2005 and 2004, respectively	96,321	96,321
Common stock, $0.01 par value 100,000 shares authorized and 42,456 and 40,876 issued and outstanding at December 31, 2005 and 2004, respectively	425	409
Additional paid-in-capital	959,858	902,340
Accumulated other comprehensive income	15,316	5,647
Retained earnings	235,540	191,182
Total stockholders’ equity	1,459,441	1,347,880
Total liabilities and stockholders’ equity	$3,309,777	$2,751,881

The accompanying notes are an integral part of these financial statements.

SL Green Realty Corp.
Consolidated Statements of Income
(Amounts in thousands, except per share data)

	Year Ended December 31,
	2005	2004	2003
Revenues
Rental revenue, net	$285,317	$229,639	$198,935
Escalation and reimbursement	55,740	41,755	36,601
Preferred equity and investment income	44,989	39,094	22,086
Other income	38,143	18,517	8,538
Total revenues	424,189	329,005	266,160
Expenses
Operating expenses including $10,119 (2005), $8,956 (2004) and $8,081 (2003) to affiliates	99,465	80,092	68,167
Real estate taxes	58,036	45,632	37,602
Ground rent	19,250	15,831	13,214
Interest	77,353	61,636	44,403
Amortization of deferred financing costs	4,461	3,275	3,844
Depreciation and amortization	58,649	46,206	36,135
Marketing, general and administrative	44,215	30,279	17,131
Total expenses	361,429	282,951	220,496
Income from continuing operations before equity in net (loss) income from affiliates, equity in net income of unconsolidated joint ventures, minority interest, and discontinued operations	62,760	46,054	45,664
Equity in net loss from affiliates	—	—	(196)
Equity in net income of unconsolidated joint ventures	49,349	44,037	14,871
Income from continuing operations before gain on sale, minority interest, and discontinued operations	112,109	90,091	60,339
Equity in net gain on sale of interest in unconsolidated joint venture	11,550	22,012	3,087
Minority interest in other partnerships	(809)	—	(79)
Minority interest in Operating Partnership attributable to continuing operations	(5,811)	(5,320)	(3,558)
Income from continuing operations	117,039	106,783	59,789
Net income from discontinued operations, net of minority interest	6,505	12,277	17,043
Gain on sale of discontinued operations, net of minority interest	33,875	90,370	21,327
Net income	157,419	209,430	98,159
Preferred stock dividends	(19,875)	(16,258)	(7,318)
Preferred stock accretion	—	—	(394)
Net income available to common stockholders	$137,544	$193,172	$90,447
Basic earnings per share:
Net income from continuing operations before gain on sale and discontinued operations	$2.04	$1.75	$1.52
Net income from discontinued operations	0.16	0.31	0.53
Gain on sale of discontinued operations	0.81	2.31	0.66
Gain on sale of joint venture property	0.28	0.56	0.09
Net income available to common stockholders	$3.29	$4.93	$2.80
Diluted earnings per share:
Net income from continuing operations before gain on sale and discontinued operations	$2.01	$1.72	$1.52
Net income from discontinued operations	0.15	0.30	0.47
Gain on sale of discontinued operations	0.79	2.22	0.59
Gain on sale of joint venture property	0.25	0.51	0.08
Net income available to common stockholders	$3.20	$4.75	$2.66

Basic weighted average common shares outstanding	41,793	39,171	32,265
Diluted weighted average common shares and common share equivalents outstanding	45,504	43,078	38,970

The accompanying notes are an integral part of these financial statements.

SL Green Realty Corp.
Consolidated Statements of Stockholders’ Equity
(Amounts in thousands, except per share data)

						Accumulated
			Common			Other
	Series C	Series D	Stock		Additional	Comprehensive
	Preferred Stock	Preferred Stock	Shares	Par Value	Paid- In-Capital	Income (Loss)	Retained Earnings	Total	Comprehensive Income
Balance at December 31, 2002	$—	$—	30,422	$304	$587,023	$(10,740)	$50,058	$626,645
Comprehensive Income:
Net income							98,159	98,159	$98,159
Net unrealized gain on derivative instruments						9,779		9,779	9,779
SL Green’s share of joint venture net unrealized gain on derivative instruments									1,474
Preferred dividends & accretion requirement							(7,712)	(7,712)
Redemption of units			267	3	5,699			5,702
Proceeds from dividend reinvestment plan			68	1	3,650			3,651
Deferred compensation plan & stock award, net			213	2	(2)			—
Amortization of deferred compensation plan					3,786			3,786
Conversion of preferred stock			4,699	47	112,059			112,106
Net proceeds from preferred stock offering	151,981							151,981
Proceeds from stock options exercised			347	3	7,589			7,592
Stock-based compensation — fair value					632			632
Cash distributions declared ($1.8950 per common share of which none represented a return of capital for federal income tax purposes)							(61,539)	(61,539)
Balance at December 31, 2003	151,981	—-	36,016	360	720,436	(961)	78,966	950,782	$109,412
Comprehensive Income:
Net income							209,430	209,430	$209,430
Net unrealized gain on derivative instruments						6,608		6,608	6,608
SL Green’s share of joint venture net unrealized gain on derivative instruments									2,155
Preferred dividends							(16,258)	(16,258)
Redemption of units			81	1	1,912			1,913
Proceeds from dividend reinvestment plan			195	2	7,728			7,730
Deferred compensation plan & stock award, net			353	4	(3)			1
Amortization of deferred compensation plan					7,317			7,317
Net proceeds from common stock offerings			3,150	31	138,599			138,630
Net proceeds from preferred stock offerings		96,321						96,321
Proceeds from stock options exercised			1,081	11	25,372			25,383
Stock-based compensation — fair value					979			979
Cash distributions declared ($2.04 per common share of which none represented a return of capital for federal income tax purposes)							(80,956)	(80,956)
Balance at December 31, 2004	$151,981	$96,321	40,876	$409	$902,340	$5,647	$191,182	$1,347,880	$218,193
Comprehensive Income:
Net income							157,419	157,419	$157,419
Net unrealized gain on derivative instruments						9,669		9,669	9,669
SL Green’s share of joint venture net unrealized loss on derivative instruments									(667)
Preferred dividends							(19,875)	(19,875)
Redemption of units			104	1	3,160			3,161
Proceeds from dividend reinvestment plan			338	3	20,378			20,381
Deferred compensation plan & stock award, net			251	3	1,859			1,862
Amortization of deferred compensation plan					4,220			4,220
Proceeds from stock options exercised			887	9	24,172			24,181
Stock-based compensation — fair value					3,729			3,729
Cash distributions declared ($2.22 per common share of which none represented a return of capital for federal income tax purposes)							(93,186)	(93,186)
Balance at December 31, 2005	$151,981	$96,321	42,456	$425	$959,858	$15,316	$235,540	$1,459,441	$166,421

The accompanying notes are an integral part of these financial statements.

SL Green Realty Corp.
Consolidated Statements of Cash Flows
(Amounts in thousands, except per share data)

	Year Ended December 31,
	2005	2004	2003
Operating Activities
Net income	$157,419	$209,430	$98,159
Adjustment to reconcile net income to net cash provided by operating activities:
Non-cash adjustments related to income from discontinued operations	4,522	12,262	10,765
Depreciation and amortization	63,110	49,481	39,979
Gain on sale of discontinued operations	(35,900)	(95,680)	(22,849)
Equity in net loss (income) from affiliates	—	—	196
Equity from net income from unconsolidated joint ventures	(49,349)	(44,037)	(14,870)
Distributions of cumulative earnings of unconsolidated joint ventures	48,300	48,194	17,871
Equity in gain on sale of unconsolidated joint venture	(11,550)	(22,012)	(3,087)
Minority interest	5,811	5,320	3,558
Deferred rents receivable	(15,645)	(7,741)	(9,094)
Other non-cash adjustments	3,663	8,495	5,307
Changes in operating assets and liabilities:
Restricted cash — operations	(11,772)	3,430	3,313
Tenant and other receivables	(8,275)	(5,553)	(8,184)
Related party receivables	(2,680)	215	(1,742)
Deferred lease costs	(16,863)	(16,409)	(5,446)
Other assets	(17,295)	(2,348)	(16,290)
Accounts payable, accrued expenses and other liabilities	26,264	25,528	(5,062)
Deferred revenue and land lease payable	(1,362)	(4,117)	3,597
Net cash provided by operating activities	138,398	164,458	96,121
Investing Activities
Acquisitions of real estate property	(435,740)	(388,157)	(81,214)
Additions to land, buildings and improvements	(48,713)	(31,295)	(22,532)
Restricted cash — capital improvements/acquisitions	7,439	(2,127)	(33,773)
Investment in and advances to affiliates	—	—	2,361
Investments in unconsolidated joint ventures	(127,740)	(79,827)	(385,067)
Distributions in excess of cumulative earnings from unconsolidated joint ventures	152,557	144,950	18,598
Net proceeds from disposition of rental property	59,673	220,300	119,075
Structured finance and other investments net of repayments/participations	(73,150)	(132,889)	(126,688)
Net cash used in investing activities	(465,674)	(269,045)	(509,240)
Financing Activities
Proceeds from mortgage notes payable	436,051	—	245,000
Repayments of mortgage notes payable	(165,275)	(3,395)	(298,294)
Proceeds from revolving credit facilities and term loans	925,000	840,900	628,000
Repayments of revolving credit facilities and term loans	(803,900)	(908,578)	(266,000)
Proceeds from stock options exercised and dividend reinvestment plan	24,184	25,383	11,243
Net proceeds from sale of common/preferred stock	—	234,951	152,539
Other financing activities	18,091	—	—
Capitalized lease obligation	(182)	274	306
Dividends and distributions paid	(94,740)	(85,240)	(70,868)
Deferred loan costs	(23,644)	(2,459)	(8,281)
Net cash provided by financing activities	315,585	101,836	393,645
Net decrease in cash and cash equivalents	(11,691)	(2,751)	(19,474)
Cash and cash equivalents at beginning of period	35,795	38,546	58,020
Cash and cash equivalents at end of period	$24,104	$35,795	$38,546
Supplemental cash flow disclosures
Interest paid	$74,136	$61,716	$44,256
Income taxes paid	$1,849	$—	$956

In December 2005, 2004 and 2003, the Company declared quarterly distributions per share of $0.60, $0.54 and $0.50, respectively.  These distributions were paid in January 2006, 2005 and 2004, respectively.

The accompanying notes are an integral part of these financial statements.

SL Green Realty Corp.
Notes to Consolidated Financial Statements
December 31, 2005

1.  Organization and Basis of Presentation

SL Green Realty Corp., also referred to as the Company or SL Green, a Maryland corporation, and SL Green Operating Partnership, L.P., or the Operating Partnership, a Delaware limited partnership, were formed in June 1997 for the purpose of combining the commercial real estate business of S.L. Green Properties, Inc. and its affiliated partnerships and entities.  The Operating Partnership received a contribution of interest in the real estate properties, as well as 95% of the economic interest in the management, leasing and construction companies which are referred to as the Service Corporation.  The Company has qualified, and expects to qualify in the current fiscal year, as a real estate investment trust, or REIT, under the Internal Revenue Code of 1986, as amended, or the Code, and operates as a self-administered, self-managed REIT.  A REIT is a legal entity that holds real estate interests and, through payments of dividends to stockholders, is permitted to reduce or avoid the payment of Federal income taxes at the corporate level.  Unless the context requires otherwise, all references to “we,” “our” and “us” means the Company and all entities owned or controlled by the Company, including the Operating Partnership.

Substantially all of our assets are held by, and our operations are conducted through, the Operating Partnership.  The Company is the sole managing general partner of the Operating Partnership.  As of December 31, 2005, minority investors held, in the aggregate, a 5.4% limited partnership interest in the Operating Partnership.

As of December 31, 2005, our wholly-owned properties consisted of 21 commercial office properties encompassing approximately 9.4 million rentable square feet located primarily in midtown Manhattan, a borough of New York City, or Manhattan.  As of December 31, 2005, the weighted average occupancy (total leased square feet divided by total available square feet) of the wholly-owned properties was 96.0%.  Our portfolio also includes ownership interests in unconsolidated joint ventures, which own seven commercial office properties in Manhattan, encompassing approximately 8.8 million rentable square feet, and which had a weighted average occupancy of 97.4% as of December 31, 2005.  We also own 388,000 square feet of retail and development properties.  In addition, we manage three office properties owned by third parties and affiliated companies encompassing approximately 1.0 million rentable square feet.

Partnership Agreement
In accordance with the partnership agreement of the Operating Partnership, or the Operating Partnership Agreement, we allocate all distributions and profits and losses in proportion to the percentage ownership interests of the respective partners.  As the managing general partner of the Operating Partnership, we are required to take such reasonable efforts, as determined by us in our sole discretion, to cause the Operating Partnership to distribute sufficient amounts to enable the payment of sufficient dividends by us to avoid any Federal income or excise tax at the Company level. Under the Operating Partnership Agreement each limited partner will have the right to redeem units of limited partnership interest for cash, or if we so elect, shares of our common stock on a one-for-one basis.  In addition, we are prohibited from selling 673 First Avenue and 470 Park Avenue South before August 2009.

2.  Significant Accounting Policies

Principles of Consolidation
The consolidated financial statements include our accounts and those of our subsidiaries, which are wholly-owned or controlled by us or entities which are variable interest entities in which we are the primary beneficiary under the Financial Accounting Standards Board, or FASB, Interpretation No. 46, or FIN 46, “Consolidation of Variable Interest Entities - an Interpretation of ARB No. 51.” See Note 5 and Note 6.  Entities, which we do not control, and entities which are variable interest entities, but where we are not the primary beneficiary are accounted for under the equity method.  We consolidate variable interest entities in which we are determined to be the primary beneficiary.  In December 2003, the FASB issued a revision of FIN 46, “Interpretation No. 46R,” to clarify the provisions of FIN 46.  The application of Interpretation No. 46R is required in financial statements of public companies for periods ending after March 15, 2004.  The adoption of this pronouncement effective July 1, 2003 for the Service Corporation had no impact on our results of operations or cash flows, but resulted in a gross-up of assets and liabilities by approximately $2,543,000 and $629,000, respectively.  See Note 7.  The adoption of this pronouncement effective January 2004, for our structured finance portfolio and joint ventures, had no impact on our financial condition, net income or cash flows as none of these investments were determined to be variable interest entities.  See Note 6.  All significant intercompany balances and transactions have been eliminated.

Investment in Commercial Real Estate Properties
Rental properties are stated at cost less accumulated depreciation and amortization.  Costs directly related to the acquisition and redevelopment of rental properties are capitalized.  Ordinary repairs and maintenance are expensed as incurred; major replacements and betterments, which improve or extend the life of the asset, are capitalized and depreciated over their estimated useful lives.

In accordance with Statement of Financial Accounting Standards, or SFAS, No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” a property to be disposed of is reported at the lower of its carrying amount or its estimated fair value, less its cost to sell.  Once an asset is held for sale, depreciation expense and straight-line rent adjustments are no longer recorded and the historic results are reclassified as discontinued operations. See Note 4.

Properties are depreciated using the straight-line method over the estimated useful lives of the assets.  The estimated useful lives are as follows:

Category	Term
Building (fee ownership)	40 years
Building improvements	shorter of remaining life of the building or useful life
Building (leasehold interest)	lesser of 40 years or remaining term of the lease
Property under capital lease	remaining lease term
Furniture and fixtures	four to seven years
Tenant improvements	shorter of remaining term of the lease or useful life

Depreciation expense (including amortization of the capital lease asset) amounted to approximately $54.2 million, $42.6 million and $37.9 million for the years ended December 31, 2005, 2004 and 2003, respectively.

On a periodic basis, we assess whether there are any indicators that the value of our real estate properties may be impaired or that its carrying value may not be recoverable.  A property’s value is considered impaired if management’s estimate of the aggregate future cash flows (undiscounted and without interest charges) to be generated by the property are less than the carrying value of the property.  To the extent impairment has occurred, the loss shall be measured as the excess of the carrying amount of the property over the fair value of the property.  We do not believe that the value of any of our rental properties was impaired at December 31, 2005 and 2004.

A variety of costs are incurred in the acquisition, development and leasing of our properties. After determination is made to capitalize a cost, it is allocated to the specific component of a project that is benefited. Determination of when a development project is substantially complete and capitalization must cease involves a degree of judgment. Our capitalization policy on our development properties is guided by SFAS No. 34 “Capitalization of Interest Cost” and SFAS No. 67 “Accounting for Costs and Initial Rental Operations of Real Estate Projects.” The costs of land and building under development include specifically identifiable costs. The capitalized costs include pre-construction costs essential to the development of the property, development costs, construction costs, interest costs, real estate taxes, salaries and related costs and other costs incurred during the period of development. We consider a construction project as substantially completed and held available for occupancy upon the completion of tenant improvements, but no later than one year from cessation of major construction activity. We cease capitalization on the portions substantially completed and occupied or held available for occupancy, and capitalize only those costs associated with the portions under construction.

Results of operations of properties acquired are included in the Statement of Operations from the date of acquisition.

In accordance with SFAS No. 141, “Business Combinations,” we allocate the purchase price of real estate to land and building and, if determined to be material, intangibles, such as the value of above, below and at-market leases and origination costs associated with the in-place leases.  We depreciate the amount allocated to building and other intangible assets over their estimated useful lives, which generally range from three to 40 years.  The values of the above and below market leases are amortized and recorded as either an increase (in the case of below market leases) or a decrease (in the case of above market leases) to rental income over the remaining term of the associated lease.  The value associated with in-place leases and tenant relationships are amortized over the expected term of the relationship, which includes an estimated probability of the lease renewal, and its estimated term.  If a tenant vacates its space prior to the contractual termination of the lease and no rental payments are being made on the lease, any unamortized balance of the related intangible will be written off.  The tenant improvements and origination costs are amortized as an expense over the remaining life of the lease (or charged against earnings if the lease is terminated prior to its contractual expiration date).  We assess fair value of the leases based on estimated cash flow projections that utilize appropriate discount and capitalization rates and available market information.  Estimates of future cash flows are based on a number of factors including the historical operating results, known trends, and market/economic conditions that may affect the property.

As a result of our evaluations, under SFAS No. 141, of acquisitions made, we recognized an increase of approximately $1.2 million and $62,000 and a decrease of $155,000 in rental revenue for the years ended December 31, 2005, 2004 and 2003, respectively, for the amortization of above market leases and a reduction in lease origination costs, resulting from the reallocation of the purchase price of the applicable properties.  We recognized a reduction in interest expense for the amortization of the above-market rate mortgage of approximately $715,000, $657,000 and $457,000 for the years ended December 31, 2005, 2004 and 2003, respectively.

Scheduled amortization on existing intangible liabilities on real estate investments is as follows (in thousands):

Intangible Liabilities
2006	$1,378
2007	1,378
2008	1,378
2009	1,378
2010	1,378
Thereafter	1,357
$8,247

Cash and Cash Equivalents
We consider all highly liquid investments with maturity of three months or less when purchased to be cash equivalents.

Investment in Unconsolidated Joint Ventures
We account for our investments in unconsolidated joint ventures under the equity method of accounting as we exercise significant influence, but do not control these entities and are not considered to be the primary beneficiary under FIN 46R.  We consolidate those joint ventures where we are considered to be the primary beneficiary, even though we do not control the entity.  In all the joint ventures, the rights of the minority investor are both protective as well as participating. Unless we are determined to be the primary beneficiary, these rights preclude us from consolidating these investments.  These investments are recorded initially at cost, as investments in unconsolidated joint ventures, and subsequently adjusted for equity in net income (loss) and cash contributions and distributions.  Any difference between the carrying amount of these investments on our balance sheet and the underlying equity in net assets is amortized as an adjustment to equity in net income (loss) of unconsolidated joint ventures over the lesser of the joint venture term or 40 years.  Equity income (loss) from unconsolidated joint ventures is allocated based on our ownership interest in each joint venture. When a capital event  (as defined in each partnership agreement) such as a refinancing occurs, if return thresholds are met, future equity income will be allocated at our increased economic percentage. We recognize incentive income from unconsolidated real estate joint ventures as income to the extent it is earned and not subject to a clawback feature.   Distributions we receive from unconsolidated real estate joint ventures in excess of our basis in the investment are recorded as offsets to our investment balance if we remain liable for future obligations of the joint venture or may otherwise be committed to provide future additional financial support.  None of the joint venture debt is recourse to us.  See Note 6.

Restricted Cash
Restricted cash primarily consists of security deposits held on behalf of our tenants as well as capital improvement and real estate tax escrows required under certain loan agreements.

Deferred Lease Costs
Deferred lease costs consist of fees and direct costs incurred to initiate and renew operating leases and are amortized on a straight-line basis over the related lease term.  Certain of our employees provide leasing services to the wholly-owned properties.  A portion of their compensation, approximating $2.3 million, $1.7 million and $1.7 million for the years ended December 31, 2005, 2004 and 2003, respectively, was capitalized and is amortized over an estimated average lease term of seven years.

Deferred Financing Costs
Deferred financing costs represent commitment fees, legal and other third party costs associated with obtaining commitments for financing which result in a closing of such financing. These costs are amortized over the terms of the respective agreements. Unamortized deferred financing costs are expensed when the associated debt is refinanced or repaid before maturity. Costs incurred in seeking financial transactions, which do not close, are expensed in the period in which it is determined that the financing will not close.

Revenue Recognition
Rental revenue is recognized on a straight-line basis over the term of the lease.  The excess of rents recognized over amounts contractually due pursuant to the underlying leases are included in deferred rents receivable on the accompanying balance sheets.  We establish, on a current basis, an allowance for future potential tenant credit losses, which may occur against this account.  The balance reflected on the balance sheet is net of such allowance.

In addition to base rent, our tenants also generally will pay their pro rata share of increases in real estate taxes and operating expenses for the building over a base year.  In some leases, in lieu of paying additional rent based upon increases in building operating expenses, the tenant will pay additional rent based upon increases in the wage rate paid to porters over the porters’ wage rate in effect during a base year or increases in the consumer price index over the index value in effect during a base year.  In addition, many of our leases contain fixed percentage increases over the base rent to cover escalations.

Electricity is most often supplied by the landlord either on a sub-metered basis, or rent inclusion basis (i.e., a fixed fee is included in the rent for electricity, which amount may increase based upon increases in electricity rates or increases in electrical usage by the tenant).  Base building services other than electricity (such as heat, air conditioning and freight elevator service during business hours, and base building cleaning) typically are provided at no additional cost, with the tenant paying additional rent only for services, which exceed base building services or for services which are provided outside normal business hours.

These escalations are based on actual expenses incurred in the prior calendar year.  If the expenses in the current year are different from those in the prior year, then during the current year, the escalations will be adjusted to reflect the actual expenses for the current year.

We maintain an allowance for doubtful accounts for estimated losses resulting from the inability of its tenants to make required rent payments.  If the financial condition of a specific tenant were to deteriorate, resulting in an impairment of their ability to make payments, additional allowances may be required.

We record a gain on sale of real estate when title is conveyed to the buyer, subject to the buyer’s financial commitment being sufficient to provide economic substance to the sale and we have no substantial economic involvement with the buyer.

Interest income on structured finance investments is recognized over the life of the investment using the effective interest method and recognized on the accrual basis.  Fees received in connection with loan commitments are deferred until the loan is funded and are then recognized over the term of the loan as an adjustment to yield.  Anticipated exit fees, whose collection is expected, are also recognized over the term of the loan as an adjustment to yield.  Fees on commitments that expire unused are recognized at expiration.

Income recognition is generally suspended for structured finance investments at the earlier of the date at which payments become 90 days past due or when, in the opinion of management, a full recovery of income and principal becomes doubtful.  Income recognition is resumed when the loan becomes contractually current and performance is demonstrated to be resumed.

Asset management fees are recognized on a straight-line basis over the term of the asset management agreement.

Reserve for Possible Credit Losses
The expense for possible credit losses in connection with structured finance investments is the charge to earnings to increase the allowance for possible credit losses to the level that we estimate to be adequate considering delinquencies, loss experience and collateral quality.  Other factors considered relate to geographic trends and product diversification, the size of the portfolio and current economic conditions.  Based upon these factors, we establish the provision for possible credit losses by category of asset.  When it is probable that we will be unable to collect all amounts contractually due, the account is considered impaired.

Where impairment is indicated, a valuation write-down or write-off is measured based upon the excess of the recorded investment amount over the net fair value of the collateral, as reduced by selling costs.  Any deficiency between the carrying amount of an asset and the net sales price of repossessed collateral is charged to the allowance for credit losses.  No reserve for impairment was required at December 31, 2005 or 2004.

Rent Expense
Rent expense is recognized on a straight-line basis over the initial term of the lease.  The excess of the rent expense recognized over the amounts contractually due pursuant to the underlying lease is included in the deferred land lease payable in the accompanying balance sheets.

Income Taxes
We are taxed as a REIT under Section 856(c) of the Code.  As a REIT, we generally are not subject to Federal income tax.  To maintain our qualification as a REIT, we must distribute at least 90% of our REIT taxable income to our stockholders and meet certain other requirements.  If we fail to qualify as a REIT in any taxable year, we will be subject to Federal income tax on our taxable income at regular corporate rates.  We may also be subject to certain state, local and franchise taxes.  Under certain circumstances, Federal income and excise taxes may be due on our undistributed taxable income.

Pursuant to amendments to the Code that became effective January 1, 2001, we have elected or may elect to treat certain of our existing or newly created corporate subsidiaries as taxable REIT subsidiaries, or TRS.  In general, a TRS of ours may perform non-

customary services for our tenants, hold assets that we cannot hold directly and generally may engage in any real estate or non-real estate related business.  A TRS is subject to corporate Federal income tax.  Other than our Service Corporation, our TRS’s generate no income or are marginally profitable, resulting in minimal or no Federal income tax liability for these entities.  Our Service Corporation paid approximately $1.8 million in Federal, state and local taxes in 2005.

Underwriting Commissions and Costs
Underwriting commissions and costs incurred in connection with our stock offerings are reflected as a reduction of additional paid-in-capital.

Stock-Based Employee Compensation Plans
We have a stock-based employee compensation plan, described more fully in Note 14.  Prior to 2003, we accounted for this plan under Accounting Principles Board Opinion No. 25, or APB 25, “Accounting for Stock Issued to Employees,” and related interpretations.  No stock-based employee compensation cost was reflected in net income prior to January 1, 2003, as all awards granted under such plan had an intrinsic value of zero on the date of grant.  Effective January 1, 2003, we adopted the fair value recognition provisions of SFAS No. 123, “Accounting for Stock-Based Compensation.”  Under the prospective method of adoption we selected under the provisions of SFAS No. 148, “Accounting for Stock-Based Compensation - Transition and Disclosure,” the recognition provisions apply to all employee awards granted, modified, or settled after January 1, 2003.  In December 2004, the FASB revised SFAS No. 123 through the issuance of SFAS No. 123 “Shared Based Payment,” revised, or SFAS No. 123-R.  SFAS No. 123-R will be effective for us commencing in the first quarter of 2006.  SFAS No. 123-R, among other things, eliminates the alternative to use the intrinsic value method of accounting for stock-based compensation and requires entities to recognize the cost of employee services received in exchange for awards of equity instruments based on the grant-date fair value of those awards (with limited exceptions).  The fair-value based method in SFAS No. 123-R is similar to the fair-value based method in SFAS No. 123 in most respects, subject to certain key differences.  We are in the process of evaluating the impact of such key differences between SFAS No. 123 and SFAS No. 123-R, but do not currently believe that the adoption of SFAS No. 123-R will have a material impact on us, as we have applied the fair value method of accounting for stock-based compensation since January 1, 2003.

The Black-Scholes option-pricing model was developed for use in estimating the fair value of traded options, which have no vesting restrictions and are fully transferable.  In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility.  Because our plan has characteristics significantly different from those of traded options and because changes in the subjective input assumptions can materially affect the fair value estimate, in our opinion, the existing models do not necessarily provide a reliable single measure of the fair value of our employee stock options.

Compensation cost for stock options, if any, is recognized ratably over the vesting period of the award.  Our policy is to grant options with an exercise price equal to the quoted closing market price of our stock on the business day preceding the grant date.  Awards of stock, restricted stock or employee loans to purchase stock, which may be forgiven over a period of time, are expensed as compensation on a current basis over the benefit period.

The fair value of each stock option granted is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions for grants in 2005, 2004 and 2003.

	2005	2004	2003
Dividend yield	3.60%	5.00%	5.00%
Expected life of option	5 years	5 years	5 years
Risk-free interest rate	4.13%	4.00%	4.00%
Expected stock price volatility	15.58%	14.40%	17.91%

The following table illustrates the effect on net income available to common stockholders and earnings per share if the fair value method had been applied to all outstanding and unvested stock options for the years ended December 31, 2005, 2004 and 2003 (in thousands):

	Year Ended December 31,
	2005	2004	2003
Net income available to common stockholders	$137,544	$193,172	$90,447
Deduct stock option expense-all awards	(4,137)	(1,677)	(1,529)
Add back stock option expense included in net income	3,079	331	147
Allocation of compensation expense to minority interest	233	93	102
Pro forma net income available to common stockholders	$136,719	$191,919	$89,167
Basic earnings per common share-historical	$3.29	$4.93	$2.80
Basic earnings per common share-pro forma	$3.27	$4.90	$2.76
Diluted earnings per common share-historical	$3.20	$4.75	$2.66
Diluted earnings per common share-pro forma	$3.18	$4.71	$2.62

The effects of applying SFAS No. 123 in this pro forma disclosure are not indicative of the impact future awards may have on our results of operations.

Derivative Instruments
In the normal course of business, we use a variety of derivative instruments to manage, or hedge, interest rate risk.  We require that hedging derivative instruments are effective in reducing the interest rate risk exposure that they are designated to hedge.  This effectiveness is essential for qualifying for hedge accounting.  Some derivative instruments are associated with an anticipated transaction.  In those cases, hedge effectiveness criteria also require that it be probable that the underlying transaction occurs.  Instruments that meet these hedging criteria are formally designated as hedges at the inception of the derivative contract.

To determine the fair values of derivative instruments, we use a variety of methods and assumptions that are based on market conditions and risks existing at each balance sheet date.  For the majority of financial instruments including most derivatives, long-term investments and long-term debt, standard market conventions and techniques such as discounted cash flow analysis, option pricing models, replacement cost, and termination cost are used to determine fair value.  All methods of assessing fair value result in a general approximation of value, and such value may never actually be realized.

In the normal course of business, we are exposed to the effect of interest rate changes and limit these risks by following established risk management policies and procedures including the use of derivatives.  To address exposure to interest rates, derivatives are used primarily to fix the rate on debt based on floating-rate indices and manage the cost of borrowing obligations.

We use a variety of commonly used derivative products that are considered plain vanilla derivatives.  These derivatives typically include interest rate swaps, caps, collars and floors.  We expressly prohibit the use of unconventional derivative instruments and using derivative instruments for trading or speculative purposes. Further, we have a policy of only entering into contracts with major financial institutions based upon their credit ratings and other factors.

We may employ swaps, forwards or purchased options to hedge qualifying forecasted transactions.  Gains and losses related to these transactions are deferred and recognized in net income as interest expense in the same period or periods that the underlying transaction occurs, expires or is otherwise terminated.

Hedges that are reported at fair value and presented on the balance sheet could be characterized as either cash flow hedges or fair value hedges.  Interest rate caps and collars are examples of cash flow hedges.  Cash flow hedges address the risk associated with future cash flows of debt transactions.  All hedges held by us are deemed to be fully effective in meeting the hedging objectives established by our corporate policy governing interest rate risk management and as such no net gains or losses were reported in earnings.  The changes in fair value of hedge instruments are reflected in accumulated other comprehensive income.  For derivative instruments not designated as hedging instruments, the gain or loss, resulting from the change in the estimated fair value of the derivative instruments, is recognized in current earnings during the period of change.

Earnings Per Share
We present both basic and diluted earnings per share, or EPS.  Basic EPS excludes dilution and is computed by dividing net income available to common stockholders by the weighted average number of common shares outstanding during the period.  Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock, where such exercise or conversion would result in a lower EPS amount.  This also includes units of limited partnership interest.

Use of Estimates
The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Concentrations of Credit Risk
Financial instruments that potentially subject us to concentrations of credit risk consist primarily of cash investments, structured finance investments and accounts receivable.  We place our cash investments in excess of insured amounts with high quality financial institutions.  The collateral securing our structured finance investments is primarily located in the greater New York area. See Note 5.  We perform ongoing credit evaluations of our tenants and require certain tenants to provide security deposits or letters of credit.  Though these security deposits and letters of credit are insufficient to meet the total value of a tenant’s lease obligation, they are a measure of good faith and a source of funds to offset the economic costs associated with lost rent and the costs associated with re-tenanting the space.  Although the properties in our real estate portfolio are primarily located in Manhattan, the tenants located in these buildings operate in various industries.  Other than the tenant at 750 Third Avenue, which is subject to a master lease through December 2005 and who contributed approximately 10.0% of our annualized rent, no single tenant in the wholly-owned properties contributes more than 4.6% of our annualized rent at December 31, 2005.  Approximately 18% and 13% of our annualized rent was attributable to 420 Lexington Avenue and 220 East 42nd Street, respectively, for the year ended December 31, 2003.  Approximately 16%, 12% and 10% of our annualized rent was attributable to 420 Lexington Avenue, 220 East 42nd Street and 750 Third Avenue, respectively, for the year ended December 31, 2004.  Approximately 15%, 11% and 10% of our annualized rent was attributable to 420 Lexington Avenue, 220 East 42nd Street and 750 Third Avenue, respectively, for the year ended December 31, 2005.  Two borrowers each accounted for more than 10.0% of the revenue earned on structured finance investments at December 31, 2005.  Currently 73.9% of our workforce which service substantially all of our properties is covered by three collective bargaining agreements.

Reclassification
Certain prior year balances have been reclassified to conform with the current year presentation and to comply with SFAS No. 144.

3.  Property Acquisitions

2005 Acquisitions

In February 2005, we acquired the fee interest in 28 West 44th Street for $105.0 million, excluding closing costs.  The property is a 21-story, 359,000 square foot building located two blocks from Grand Central Station, and is directly across the street from 19 West 44th Street, also owned by an affiliate of ours.  The property was acquired with funds drawn under our unsecured revolving credit facility.

In April 2005, we acquired the fee interest in One Madison Avenue for approximately $919.0 million, excluding closing costs.  The property consists of two contiguous buildings, the South Building and the North Tower totaling approximately 1.44 million square feet.  We entered into a joint venture agreement with Gramercy Capital Corp. (NYSE: GKK), or Gramercy, whereby we own a 55% interest in the 1.176 million square foot South Building, which is occupied almost entirely by Credit Suisse Securities (USA) LLC pursuant to a lease that expires in 2020.  We, along with Gramercy, acquired the South Building on a pari passu basis for approximately $803.0 million.  This was financed in part through a $690.0 million mortgage on the South Building.  We, along with Credit Suisse Securities (USA) LLC, will share equally in the profits from a planned conversion of the Clock Tower from office use to residential condominiums.  The Clock Tower was acquired for approximately $116.0 million and was financed in part by a $115.0 million loan facility of which we drew down approximately $98.3 million at closing.  This loan was refinanced in November 2005.  See Note 9.

In June 2005, we purchased from our partner, the City Investment Fund, or CIF, an interest in 19 West 44th Street resulting in majority ownership and control of the property. The transaction valued the property at approximately $91.2 million, excluding closing costs.  Pursuant to the terms of the initial joint venture agreement, we would have been entitled to an incentive fee of approximately $7.3 million upon a sale of the property. As a result of acquiring the partnership interests, the incentive fee income was deferred and reflected as a reduction to our basis in the property to approximately $79.2 million. In addition, we originated a loan secured by CIF’s remaining ownership stake. CIF also granted us an option to purchase CIF’s remaining equity interest.  We consolidate this property as we control the asset and are entitled to all of the underlying economics.

In July 2005, we, through a joint venture with Jeff Sutton, acquired the fee interests in two adjoining buildings at 1551 and 1555 Broadway and in a third building at 21 West 34th Street for an aggregate purchase price of $102.5 million, excluding closing costs. The buildings comprise approximately 43,700 square feet. We own approximately 50% of the equity in the joint venture. The joint venture entered into a $103.9 million credit facility to finance the acquisition and redevelopment of these three properties. The loan, which will bear interest at 200 basis points over the 30-day LIBOR, is for three years. At closing, the joint venture drew approximately $85.4 million to fund the acquisition. This loan is non-recourse to us.  The joint venture agreement provides Jeff Sutton with the opportunity to earn incentive fees based upon the financial performance of the properties.  We loaned approximately $10.2 million to Jeff Sutton to fund a portion of his equity.  These loans are secured by a pledge of Jeff Sutton’s partnership interest in the joint venture.  As we are the primary beneficiary of the joint venture under FIN 46(R), we have consolidated the accounts of the joint venture.

In August 2005, we, through another joint venture with Jeff Sutton, acquired the ground and second floors in a mixed-use property at 141 Fifth Avenue for $13.25 million, excluding closing costs.  Our portion of the building comprises approximately 21,500 square feet. We own approximately 50% of the equity in the joint venture. The joint venture entered into a $12.58 million credit facility to finance the acquisition of the property. The loan, which will bear interest at 225 basis points over the 30-day LIBOR, is for two years and has three one-year extension options. This loan is non-recourse to us.  At closing, the joint venture drew approximately $10.0 million to fund the acquisition. In addition, the venture retained a 22.5% carried interest in floors 3 to 12, which were acquired by a third party for $46.75 million, excluding closing costs, and which are to be converted to residential condominiums. The joint venture agreement provides Jeff Sutton with the opportunity to earn incentive fees based upon the financial performance of the property.  In connection with this transaction, we loaned approximately $8.5 million to Jeff Sutton.  This loan is secured by a pledge of Jeff Sutton’s partnership interest in the joint venture.  As we are the primary beneficiary of the joint venture under FIN 46(R), we have consolidated the accounts of the joint venture.

In November 2005, we, through a joint venture with Jeff Sutton, acquired a controlling leasehold interest in 1604 Broadway — a retail property located in Manhattan’s Times Square for approximately $4.4 million. The joint venture acquired a 90% interest in the 41,100-square-foot Times Square building.  The property is subject to a ground lease that was extended from 2019 to 2036 as part of the transaction. We have a 50% interest in the joint venture with Jeff Sutton. We have the opportunity to earn incentive fees based upon the financial performance of the property. We loaned approximately $1.6 million to Jeff Sutton to fund a portion of his equity.  This loan is secured by a pledge of Jeff Sutton’s partnership interest in the joint venture.  As we have been designated as the primary beneficiary of the joint venture under FIN 46(R), we have consolidated the accounts of the joint venture.

2004 Acquisitions

In July 2004, we acquired the 780,000 square foot office property located at 750 Third Avenue, or 750 Third, for $255.0 million.  The acquisition was initially funded using proceeds from our unsecured revolving credit facility.  At closing, TIAA-CREF, a AAA-rated company, entered into an operating lease for the entire building.

In October 2004, we acquired the long-term leasehold in the 563,000 square foot office property at 625 Madison Avenue, or 625 Madison, for $231.5 million.  The property was acquired with borrowings under our unsecured revolving credit facility, approximately 306,000 units of limited partnership interest in our Operating Partnership, having an aggregate value of approximately $15.5 million, and the assumption of a $102.0 million mortgage loan held by the New York State Teacher’s Retirement System.  The mortgage has a fixed annual interest rate of 6.27% and will mature in November 2015.  The property is subject to a ground lease with a final expiration date of June 30, 2054.

2003 Acquisitions

In February 2003, we acquired the 1.1 million square foot office property located at 220 East 42nd Street, Manhattan, known as The News Building, a property located in the Grand Central and United Nations marketplace, for a purchase price of approximately $265.0 million.  Prior to the acquisition, we held a $53.5 million preferred equity investment in the property that was redeemed in full at closing.  In connection with the redemption, we earned a redemption premium totaling approximately $4.4 million, which was accounted for as a reduction in the cost basis, resulting in an adjusted purchase price of $260.6 million.  In connection with this acquisition, we assumed a $158.0 million mortgage, which was due to mature in September 2004 and bore interest at LIBOR plus 1.76%, and issued approximately 376,000 units of limited partnership interest in our Operating Partnership having an aggregate value of approximately $11.3 million.  The remaining $42.2 million of the purchase price was funded from proceeds from the sales of 50 West 23rd Street and 875 Bridgeport Avenue, Shelton, CT, and borrowings under our unsecured revolving credit facility, which included the repayment of a $28.5 million mezzanine loan on the property.  In December 2003, we refinanced the $158.0 million mortgage with a new $210.0 million 10-year mortgage at a fixed interest rate of 5.23%. See Note 9.  We agreed that for a period of seven years after the acquisition, we would not take certain action that would adversely affect the tax positions of certain of the partners who received units of limited partnership interest in our Operating Partnership and who held interests in this property prior to the acquisition.

In March 2003, we acquired condominium interests in 125 Broad Street, Manhattan, encompassing approximately 525,000 square feet of office space for approximately $92.0 million.  We assumed the $76.6 million first mortgage currently encumbering this property.  The mortgage matures in October 2007 and bears interest at 8.29%.  In addition, we issued 51,667 units of limited partnership interest in our Operating Partnership having an aggregate value of approximately $1.6 million.  The balance of the purchase price was funded from proceeds from the sales of 50 West 23rd Street and 875 Bridgeport Avenue.  At acquisition this property was encumbered by a ground lease.  However, we acquired our portion of the underlying fee interest for approximately $6.0 million in June 2004.  We agreed that for a period of three years following the acquisition, we would not take certain action that would adversely affect the tax positions of certain of the partners who received units of limited partnership interest in our Operating Partnership and who held interests in this property prior to the acquisition.

In October 2003, we acquired the long-term leasehold interest in 461 Fifth Avenue, Manhattan, for $60.9 million.  The leasehold acquisition was funded, in part, with the proceeds from the sale of 1370 Broadway, Manhattan, which closed in July 2003.  As a 1031 tax-free exchange, the transaction enabled us to defer gains from the sale of 1370 Broadway and from the sale of 17 Battery Place South, Manhattan, which gain was initially re-invested in 1370 Broadway.  The balance of the acquisition was funded using our unsecured revolving credit facility.

4.  Property Dispositions and Assets Held for Sale

In April 2005, we sold the fee interest in 1414 Avenue of the Americas for approximately $60.5 million, excluding closing costs.  The property is approximately 121,000 square feet.  We recognized a gain on sale of approximately $35.9 million, which is net of approximately $2.1 million of costs incurred in connection with the defeasance of its existing mortgage debt and a $5.0 million employee compensation award accrued in connection with the realization of this investment gain as a bonus to certain employees that were instrumental in realizing the gain on this sale.

In October 2004, we sold 17 Battery Place North for approximately $70.0 million, realizing a gain of approximately $22.5 million.  The net proceeds were reinvested into the acquisition of 750 Third to effectuate a 1031 tax-free exchange.

In November 2004, we sold 1466 Broadway for approximately $160.0 million, realizing a gain of approximately $73.2 million.  The net proceeds were reinvested into the acquisition of 750 Third to effectuate a 1031 tax-free exchange.

In March 2003, we sold 50 West 23rd Street for $66.0 million.  We acquired the building at the time of our initial public offering in August of 1997, at a purchase price of approximately $36.6 million.  Since that time, the building was upgraded and repositioned enabling us to realize a gain of approximately $19.2 million.  The proceeds of the sale were used to pay off an existing $21.0 million first mortgage and substantially all of the balance was reinvested into the acquisitions of The News Building and 125 Broad Street to effectuate a partial 1031 tax-free exchange.

In May 2003, we sold 875 Bridgeport Avenue, Shelton, CT, or Shaws, for approximately $16.2 million and the buyer assumed the existing $14.8 million first mortgage.  The net proceeds were reinvested into the acquisitions of The News Building and 125 Broad Street to effectuate a partial 1031 tax-free exchange.

In July 2003, we sold 1370 Broadway for $57.5 million, realizing a gain of approximately $4.0 million.  The net proceeds were reinvested into the acquisition of 461 Fifth Avenue to effectuate a 1031 tax-free exchange.

At December 31, 2005, discontinued operations included the results of operations of real estate assets sold during the three years then ended or held for sale at that date.  This included 50 West 23rd Street which was sold in March 2003, Shaws which was sold in May 2003, 1370 Broadway which was sold in July 2003, 17 Battery Place North which was sold in October 2004 and 1466 Broadway which was sold in November 2004 and 1414 Avenue of the Americas, which was sold in April 2005.  The following has been updated to include 286 Madison Avenue, 290 Madison Avenue and 1140 Avenue of the Americas, which were sold or under contract to sell in 2006.

The following table summarizes income from discontinued operations (net of minority interest) and the related realized gain on sale of discontinued operations (net of minority interest) for the years ended December 31, 2005, 2004 and 2003 (in thousands).

	Year Ended December 31,
	2005	2004	2003
Revenues
Rental revenue	$14,530	$31,925	$41,141
Escalation and reimbursement revenues	2,961	5,529	6,814
Other income	64	1,600	2,486
Total revenues	17,555	39,054	50,441
Operating expense	5,144	11,857	13,643
Real estate taxes	2,873	6,546	8,179
Ground rent	348	348	348
Interest	188	1,074	1,986
Depreciation and amortization	2,108	6,230	8,024
Total expenses	10,661	26,055	32,180
Income from discontinued operations	6,894	12,999	18,261
Gain on disposition of discontinued operations	35,900	95,680	22,850
Minority interest in operating partnership	(2,414)	(6,032)	(2,741)
Income from discontinued operations, net of minority interest	$40,380	$102,647	$38,370

5.  Structured Finance Investments

During the years ended December 31, 2005 and 2004, we originated approximately $148.1 million and $309.6 million in structured finance and preferred equity investments (net of discount), respectively.  There were also approximately $98.1 million and $178.6 million in repayments and participations during those years, respectively.  At December 31, 2005, 2004 and 2003 all loans were performing in accordance with the terms of the loan agreements.

As of December 31, 2005 and 2004, we held the following structured finance investments, excluding preferred equity investments, with an aggregate weighted-average current yield of 10.0% (in thousands):

Loan Type	Gross Investment	Senior Financing	2005 Principal Outstanding	2004 Principal Outstanding	Initial Maturity Date
Mezzanine Loan (1) (2)	$15,000	$102,000	$13,927	$14,471	October 2013
Mezzanine Loan (1) (3)	3,500	28,000	3,500	3,500	September 2021
Mezzanine Loan (1) (4)	—	—	—	40,000	February 2014
Mezzanine Loan	20,000	90,000	20,000	20,000	June 2006
Mezzanine Loan (5)	—	—	—	31,278	January 2006
Mezzanine Loan (1) (6)	29,750	240,000	30,249	—	December 2020
Mezzanine Loan (1)	28,500	—	28,500	—	August 2008
Junior Participation (7)	—	—	—	11,000	May 2005
Junior Participation (8)	—	—	—	15,045	September 2005
Junior Participation (1)	37,500	477,500	37,500	37,500	January 2014
Junior Participation (1) (2)	4,000	44,000	3,939	3,964	August 2010
Junior Participation	36,000	130,000	36,000	36,000	April 2006
Junior Participation	25,000	39,000	25,000	25,000	June 2006
Junior Participation (1)	6,994	133,000	5,336	5,269	June 2014
Junior Participation (1)	11,000	53,000	11,000	11,000	November 2009
Junior Participation (1)	21,000	115,000	21,000	21,000	November 2009
	$238,244	$1,451,500	$235,951	$275,027

(1)             This is a fixed rate loan.

(2)             This is an amortizing loan.

(3)             The maturity date may be accelerated to July 2006 upon the occurrence of certain events.

(4)             The loan was sold to an affiliate of ours in July 2005, but we retained an interest-only strip.

(5)             This investment was subject to an $18.9 million loan at a rate of 200 basis points over the 30-day LIBOR.  The loan matured and was repaid in January 2005.  This asset was sold in June 2005.

(6)             The difference between the pay and accrual rates is included as an addition to the principal balance outstanding.

(7)             This investment was redeemed in May 2005.

(8)             This loan was redeemed at maturity.

Preferred Equity Investments

As of December 31, 2005 and 2004, we held the following preferred equity investments with an aggregate weighted-average current yield of approximately 11.0% (in thousands):

Type	Gross Investment	Senior Financing	2005 Amount Outstanding	2004 Amount Outstanding	Initial Maturity Date
Preferred equity (1) (2)	$75,000	$481,000	$75,000	$75,000	July 2014
Preferred equity (1)	15,000	2,350,000	15,000	—	February 2015
Preferred equity	10,000	—	10,000	—	February 2007
Preferred equity (1) (2)	6,125	25,000	6,125	—	June 2015
Preferred equity (3)	51,000	224,000	51,000	—	February 2014
Preferred equity (1)	7,000	75,000	7,000	—	August 2015
	$164,125	$3,155,000	$164,125	$75,000

(1)        This is a fixed  rate investment.

(2)        An affiliate of ours owns an interest in the first mortgage of the underlying property.

(3)        An affiliate of ours holds a mezzanine loan on this asset.

6.  Investment in Unconsolidated Joint Ventures

We have investments in several real estate joint ventures with various partners, including The Rockefeller Group International Inc., or RGII, CIF, the Witkoff Group, or Witkoff, SITQ Immobilier, a subsidiary of Caisse de depot et placement du Quebec, or SITQ, SEB Immobilier — Investment GmbH, or SEB, Prudential Real Estate Investors, or Prudential and Gramercy. As we do not control these joint ventures, we account for them under the equity method of accounting. The table below provides general information on each joint venture as of December 31, 2005 (in thousands):

Property	Partner	Economic Interest	Square Feet	Acquired	Acquisition Price (1)
1221 Avenue of the Americas (2)	RGII	45.00%	2,550	12/03	$1,000,000
485 Lexington Avenue (3)	CIF and Witkoff	30.00%	921	07/04	225,000
One Park Avenue (4)	SEB	16.67%	913	05/01	318,500
1250 Broadway	SITQ	55.00%	670	08/99	121,500
1515 Broadway (5)	SITQ	68.45%	1,750	05/02	483,500
100 Park Avenue	Prudential	49.90%	834	02/00	95,800
One Madison Avenue — South Building	Gramercy	55.00%	1,176	04/05	803,000
379 West Broadway	Jeff Sutton	45.00%	62	12/05	19,750

(1)        Acquisition price represents the actual or implied purchase price for the joint venture.

(2)        We acquired our interest from The McGraw-Hill Companies, or MHC.  MHC is a tenant at the property and accounted for approximately 14.5% of property’s annualized rent at December 31, 2005.  We do not manage this joint venture.

(3)        At closing, TIAA-CREF entered into an operating lease for the entire building.  Upon expiration of the operating lease in December 2005, TIAA-CREF will vacate most of the space it occupies in 485 Lexington (approximately 870,000 square feet).  As a result of exceeding the performance thresholds with CIF, our economic stake in the property will increase to 50% in January 2006.  See Note 24.

(4)        In May 2004, Credit Suisse Securities (USA) LLC, or CS, through a wholly owned affiliate, acquired a 75% interest in One Park.  The interest was acquired from a joint venture comprised of SITQ and us. CS’s affiliated entity transferred its interest to SEB in April 2005.

(5)        Under a tax protection agreement established to protect the limited partners of the partnership that transferred 1515 Broadway to the joint venture, the joint venture has agreed not to adversely affect the limited partners’ tax positions before December 2011.  One tenant, whose leases end between 2008 and 2015, represents approximately 83.2% of this joint venture’s annualized rent at December 31, 2005.

In August, our joint venture with Morgan Stanley Real Estate Fund, or MSREF, sold the fee interest in 180 Madison Avenue for $92.7 million. The joint venture recognized a gain of approximately $40.0 million from the sale, of which our share was approximately $19.3 million.  Approximately $7.7 million of a gain was deferred and will be recognized upon redemption of the preferred equity investment retained in the property.  180 Madison Avenue represents the last property to be sold through our joint ventures with MSREF.  In connection with the resolution of the joint venture, we recognized an incentive fee of approximately $10.8 million.

In June 2005, we acquired substantially all of CIF’s partnership interest in the joint venture that owned 19 West 44th Street. We previously held a 35% interest in this joint venture.  See Note 3 for additional details.

In May 2005, we acquired a 10% interest in a joint venture that acquired a 670,000 square feet property located at 55 Corporate Drive, N.J.  The acquisition was funded with an $84.0 million interest-only mortgage.  The mortgage, which matures in June 2007, carries an interest rate of 215 basis points over the 30-day LIBOR, and has three one-year as-of-right extension options.

We finance our joint ventures with non-recourse debt. The first mortgage notes payable collateralized by the respective joint venture properties and assignment of leases at December 31, 2005 and 2004, respectively, are as follows (in thousands):

Property	Maturity Date	Interest Rate (1)	2005	2004

1221 Avenue of the Americas (2)	12/2010	4.16%	$170,000	$175,000
485 Lexington Avenue (3)	07/2007	5.29%	$188,347	$175,585
One Park Avenue	05/2014	5.80%	$238,500	$238,500
1250 Broadway (4)	08/2006	4.49%	$115,000	$115,000
1515 Broadway (5)	11/2007	4.15%	$625,000	$425,000
100 Park Avenue (6)	11/2015	6.52%	$135,998	$116,857
One Madison Avenue — South Building	05/2020	5.91%	$687,984	—
379 West Broadway	12/2007	6.80%	$12,837	—

(1)        Interest rate represents the effective all-in weighted average interest rate for the year ended December 31, 2005.

(2)        This loan has an interest rate based on the Libor plus 75 basis points.

(3)        Simultaneous with the closing, the joint venture closed on a $240,000 loan.  The loan, which bore interest at 200 basis points over the 30-day LIBOR, was for three years and had two one-year extension options.  At closing, the joint venture drew down approximately $175,300.  In January 2006, the joint venture obtained a $390 million three year loan, which bears interest at LIBOR plus 1.35%, and which can be extended for an additional two years.  The initial funding of the loan was approximately $293 million, which was used to repay the existing loan.

(4)        The interest only loan carries an interest rate of 120 basis points over the 30-day LIBOR. The loan is subject to three one-year as-of-right renewal extensions.

(5)        The interest only loan carries an interest rate of 90 basis points over the 30-day LIBOR.  The mortgage is subject to three one-year as-of-right renewal options.

(6)        In October 2005, the loan was increased by $60.0 million to $175.0 million.  It will mature in 2015 and carries an interest rate of approximately 6.52%.  Proceeds from the refinancing will be used to redevelop the property.

We act as the operating partner and day-to-day manager for all our joint ventures, except for 1221 Avenue of the Americas and 55 Corporate Drive. We are entitled to receive fees for providing management, leasing, construction supervision and asset management services to our joint ventures. We earned approximately $10.8 million, $8.4 million and $7.4 million from these services for the years ended December 31, 2005, 2004 and 2003, respectively. In addition, we have the ability to earn incentive fees based on the ultimate financial performance of the joint venture properties.

Gramercy Capital Corp.

In April 2004, we formed Gramercy as a national commercial real estate specialty finance company that specializes in the direct origination and acquisition of whole loans, subordinate interests in whole loans, mezzanine loans, preferred equity and net lease investments involving commercial properties throughout the United States.  Gramercy also makes equity investments in commercial real estate properties net leased to tenants, primarily for the recurring earnings, tax benefits and long-term residual benefits these transactions often hold.  Gramercy intends to operate as and qualify as a REIT for federal income tax purposes.  In July 2004, Gramercy sold 12.5 million shares of common stock in its initial public offering at a price of $15.00 per share, for a total offering of $187.5 million.  Certain of our executive officers purchased from us shares of common stock of Gramercy issued to one of our subsidiaries as part of Gramercy’s initial capitalization prior to its initial public offering at the same price as the estimated fair value of such shares at the time of formation. As part of the offering, which closed on August 2, 2004, we purchased 3,125,000 shares, or 25%, of Gramercy, for a total investment of approximately $46.9 million.  In January 2005, we purchased an additional 1,275,000 shares of common stock of Gramercy, increasing our total investment to approximately $68.9 million.  In September 2005, we purchased an additional 958,333 shares of common stock of Gramercy, increasing our total investment to approximately $93.6 million.  We currently hold 5,668,000 shares of Gramercy’s common stock.  The market value of our investment in Gramercy was approximately $129.1 million at December 31, 2005.

Gramercy is a variable interest entity, but we are not the primary beneficiary.  Due to the significant influence we have over Gramercy, we account for our investment under the equity method of accounting.

GKK Manager LLC, or the Manager, an affiliate of ours, entered into a management agreement with Gramercy, which provides for an initial term through December 2007, with automatic one-year extension options and is subject to certain termination rights.  Gramercy pays us an annual management fee equal to 1.75% of their gross stockholders’ equity (as defined in the management agreement).  In addition, Gramercy will also pay the Manager a collateral management fee (as defined in the collateral management agreement) of 0.25% per annum on the outstanding investment grade bonds in Gramercy’s May 2005 collateralized debt obligation.  For the two years ended December 31, 2005, we received an aggregate of approximately $6.3 million and $1.3 million, respectively, in fees under the management agreement and $0.9 million and none under the collateral management agreement.

To provide an incentive for the Manager to enhance the value of the common stock, we, along with the Manager, are entitled to an incentive return payable through the Class B limited partner interests in Gramercy’s operating partnership, equal to 25% of the amount by which funds from operations (as defined in Gramercy’s partnership agreement) plus certain accounting gains exceed the product of the weighted average stockholders’ equity of Gramercy multiplied by 9.5% (divided by 4 to adjust for quarterly calculations).  We will record any distributions on the Class B limited partner interests as incentive distribution income in the period when earned and when receipt of such amounts have become probable and reasonably estimable in accordance with Gramercy’s partnership agreement as if such agreement had been terminated on that date.  We earned approximately $2.3 million and none under this agreement for the two years ended December 31, 2005, respectively.  Due to the control we have over the Manager, we consolidate the accounts of the Manager into ours.

In May 2005, our Compensation Committee approved long-term incentive performance awards pursuant to which certain of our officers and employees, including some of whom are our senior executive officers, were awarded a portion of the interests previously held by us in the Manager as well as in the Class B limited partner interests in Gramercy’s operating partnership.  These awards are dependent upon, among other things, tenure of employment and the performance by SL Green Realty Corp. and its investment in Gramercy.  We recorded compensation expense of $0.4 million for the year ended December 31, 2005, related to these awards.  After giving effect to these awards, we own 65.83 units of the Class B limited partner interests and 65.83% of the Manager.  The officers and employees who received these awards own 15.75 units of the Class B limited partner interests and 15.75% of the Manager.

Gramercy is obligated to reimburse the Manager for its costs incurred under an asset servicing agreement and an outsource agreement between the Manager and us.  The asset servicing agreement provides for an annual fee of 0.15% of the carrying value of Gramercy’s investments, excluding certain defined investments.  The outsourcing agreement provides a fee of $1.25 million per year, increasing 3% annually over the prior year.  For the two years ended December 31, 2005, the Manager received an aggregate of approximately $2.3 million and $0.6 million, respectively, under the outsourcing and asset servicing agreements.

In connection with the 5,500,000 shares of common stock that were sold on December 31, 2004 and settled on December 31, 2004 and January 3, 2005 in a private placement, Gramercy paid the Manager a fee of $1.0 million as compensation for financial advisory, structuring and other services performed on Gramercy’s behalf.

All fees earned from Gramercy are included in other income in the Consolidated Statements of Income.

Effective May 1, 2005 Gramercy entered into a lease agreement with an affiliate of ours, for their corporate offices at 420 Lexington Avenue, New York, NY.  The lease is for approximately five thousand square feet with an option to lease an additional approximately two thousand square feet and carries a term of ten year with rents of approximately $249,000 per annum for year one rising to $315,000 per annum in year ten.

See Note 3 for a discussion on Gramercy’s joint venture investment, along with us, in One Madison Avenue-South Building.

The condensed combined balance sheets for the unconsolidated joint ventures, including Gramercy, at December 31, 2005 and 2004, are as follows (in thousands):

	2005	2004
Assets
Commercial real estate property, net	$3,327,691	$2,420,851
Structured finance investments	1,205,745	411,478
Other assets	424,468	304,230
Total assets	$4,957,904	$3,136,559

Liabilities and members’ equity
Mortgages payable	$2,257,667	$1,576,201
Other loans	1,068,866	—
Other liabilities	120,959	98,960
Members’ equity	1,510,412	1,461,398
Total liabilities and members’ equity	$4,957,904	$3,136,559
Company’s net investment in unconsolidated joint ventures	$543,189	$557,089

The condensed combined statements of operations for the unconsolidated joint ventures from acquisition date through December 31, 2005 are as follows (in thousands):

	2005	2004	2003
Total revenues	$501,079	$345,389	$176,889
Operating expenses	109,566	83,249	48,988
Real estate taxes	63,634	59,545	33,741
Interest	133,723	48,839	34,295
Depreciation and amortization	71,047	56,820	30,232
Total expenses	377,970	248,453	147,256
Net income before gain on sale	$123,109	$96,936	$29,633
Company’s equity in net income of unconsolidated joint ventures	$49,349	$44,037	$14,871

7.  Investment in and Advances to Affiliates

Service Corporation

In order to maintain our qualification as a REIT while realizing income from management, leasing and construction contracts from third parties and joint venture properties, all of the management operations are conducted through the Service Corporation.  We, through our Operating Partnership, own 100% of the non-voting common stock (representing 95% of the total equity) of the Service Corporation.  Through dividends on its equity interest, our Operating Partnership receives substantially all of the cash flow from the Service Corporation’s operations.  All of the voting common stock of the Service Corporation (representing 5% of the total equity) is held by our affiliate.  This controlling interest gives the affiliate the power to elect all directors of the Service Corporation.  Prior to July 1, 2003, we accounted for our investment in the Service Corporation on the equity basis of accounting because we had significant influence with respect to management and operations, but did not control the entity.  The Service Corporation is considered to be a variable interest entity under FIN 46 and we are the primary beneficiary.  Therefore, effective July 1, 2003, we consolidated the operations of the Service Corporation.  For the years ended December 31, 2005 and 2004 and the six months ended December 31, 2003, the Service Corporation earned approximately $10.5 million, $7.7 million and $3.3 million of revenue and incurred approximately $7.9 million, $6.3 million and $3.3 million in expenses, respectively.  Effective January 1, 2001, the Service Corporation elected to be taxed as a TRS.

All of the management, leasing and construction services with respect to the properties wholly-owned by us are conducted through SL Green Management LLC which is 100% owned by our Operating Partnership.

eEmerge

In May 2000, our Operating Partnership formed eEmerge, Inc., a Delaware corporation, or eEmerge, in partnership with Fluid Ventures LLC, or Fluid.  In March 2001, we bought out Fluid’s entire ownership interest in eEmerge.  eEmerge is a separately managed, self-funded company that provides fully-wired and furnished office space, services and support to businesses.

We, through our Operating Partnership, owned all the non-voting common stock of eEmerge.  Through dividends on our equity interest, our Operating Partnership received approximately 100% of the cash flow from eEmerge operations.  All of the voting common stock was held by an affiliate.  This controlling interest gave the affiliate the power to elect all the directors of eEmerge.  We accounted for our investment in eEmerge on the equity basis of accounting because although we had significant influence with respect to management and operations, we did not control the entity.  Effective March 2002, we acquired all the voting common stock previously held by the affiliate.  As a result, we control all the common stock of eEmerge.  Effective with the quarter ended March 31, 2002, we consolidated the operations of eEmerge.  Effective January 1, 2001, eEmerge elected to be taxed as a TRS.

In June 2000, eEmerge and Eureka Broadband Corporation, or Eureka, formed eEmerge.NYC LLC, a Delaware limited liability company, or ENYC, whereby eEmerge has a 95% interest and Eureka has a 5% interest in ENYC.  ENYC operates a 71,700 square foot fractional office suites business.  ENYC entered into a 10-year lease with our Operating Partnership for its 50,200 square foot premises, which is located at 440 Ninth Avenue, Manhattan.  ENYC entered into another 10-year lease with our Operating Partnership for its 21,500 square foot premises at 28 West 44th Street, Manhattan.  Allocations of net profits, net losses and distributions are made in accordance with the Limited Liability Company Agreement of ENYC.  Effective with the quarter ended March 31, 2002, we consolidated the operations of ENYC.

The net book value of our investment as of December 31, 2005 and 2004 was approximately $3.9 million and $3.4 million, respectively.

8.  Deferred Costs

Deferred costs at December 31 consisted of the following (in thousands):

	2005	2004
Deferred financing	$40,118	$20,356
Deferred leasing	78,086	62,184
	118,204	82,540
Less accumulated amortization	(38,776)	(34,671)
	$79,428	$47,869

9.  Mortgage Notes Payable

The first mortgage notes payable collateralized by the respective properties and assignment of leases at December 31, 2005 and 2004, respectively, were as follows (in thousands):

Property	Maturity Date	Interest Rate	2005	2004
70 West 36th Street (1)	5/1/09	7.87%	$11,414	$11,611
1414 Avenue of the Americas (1) (3)	—	—	—	13,325
711 Third Avenue (1) (4)	6/1/15	4.99%	120,000	47,602
420 Lexington Avenue (1)	11/1/10	8.44%	117,466	119,412
673 First Avenue (1)	2/11/13	5.67%	34,474	35,000
125 Broad Street (2)	10/11/07	8.29%	74,787	75,526
220 East 42nd Street (1)	12/9/13	5.23%	210,000	210,000
625 Madison Avenue (1)	11/1/15	6.27%	102,000	102,000
Total fixed rate debt			670,141	614,476
1 Madison Avenue (1) (5)	5/1/07	6.26%	113,546	—
1551/1555 Broadway and West 21st 34th Street (6)	8/1/08	5.82%	91,532	—
141 Fifth Avenue (6)	9/1/07	6.12%	10,033	—
Total floating rate debt			215,111	—
Total mortgage notes payable			$885,252	$614,476

(1)        Held in bankruptcy remote special purpose entity.

(2)        This mortgage has an initial maturity date of October 11, 2007 and a contractual maturity date of October 11, 2030.

(3)        This mortgage was repaid in March 2005 in connection with the sale of the property.

(4)        This mortgage was refinanced in the second quarter of 2005.

(5)        This relates to the Clock Tower.  In November 2005, we closed on a $205.1 million credit facility. This facility, which bears interest at 160 basis points over LIBOR, has a two-year term and two six-month extension opotions. This facility replaced the acquisition loan of $115.0 million and will be used in part to fund the conversion and development of the Clock Tower. Approximately $113.4 million was drawn at closing.

(6)        We have a 50% interest in the joint venture that holds these loans.  These loans are non-recourse to us.

At December 31, 2005 and 2004 the gross book value of the properties collateralizing the mortgage notes was approximately $1.2 billion and $1.2 billion, respectively.

For the years ended December 31, 2005 and 2004, we incurred approximately $81.8 million and $64.9 million of interest expense, excluding approximately $6.9 million and $433,000, which were capitalized.

Principal Maturities

Combined aggregate principal maturities of mortgages and notes payable, 2005 unsecured revolving credit facility, term loans and Trust Preferred Securities and our share of joint venture debt as of December 31, 2005, excluding extension options, were as follows (in thousands):

	Scheduled Amortization	Principal Repayments	Revolving Credit Facility	Term Loans and Trust Preferred Securities	Total	Joint Venture Debt
2006	$4,125	$—	$—	$—	$4,125	$65,785
2007	9,387	196,919	—	—	206,306	419,878
2008	9,552	91,533	32,000	1,766	134,851	5,719
2009	10,082	10,628	—	327,648	348,358	6,135
2010	9,832	104,691	—	195,586	310,109	83,074
Thereafter	28,530	409,973	—	100,000	538,503	459,673
	$71,508	$813,744	$32,000	$625,000	$1,542,252	$1,040,264

10.  Revolving Credit Facilities

2005 Unsecured Revolving Credit Facility

In September 2005, we closed on a new $500.0 million unsecured revolving credit facility.  We have an option to increase the capacity under the 2005 unsecured revolving credit facility to $800.0 million at any time prior to the maturity date in September 2008.  The 2005 unsecured revolving credit facility bears interest at a spread ranging from 85 basis points to 125 basis points over the 30-day LIBOR, based on our leverage ratio, and has a one-year extension option.  The 2005 unsecured revolving credit facility also requires a 12.5 to 25 basis point fee on the unused balance payable annually in arrears.  The 2005 unsecured revolving credit facility had an outstanding balance of $32.0 million and a 95 basis point spread over the 30-day LIBOR at December 31, 2005.  Availability under the 2005 unsecured revolving credit facility was further reduced by the issuance of approximately $14.1 million in letters of credit.  The effective all-in interest rate on the 2005 unsecured revolving credit facility was 4.9% for the year ended December 31, 2005.  The 2005 unsecured revolving credit facility includes certain restrictions and covenants (see restrictive covenants below).

Unsecured Revolving Credit Facility

In September 2005, we terminated our $300.0 million unsecured revolving credit facility.  It bore interest at a spread ranging from 105 basis points to 135 basis points over the 30-day LIBOR, based on our leverage ratio.  The unsecured revolving credit facility also required a 15 to 25 basis point fee on the unused balance payable annually in arrears.  The unsecured revolving credit facility included certain restrictions and covenants (see restrictive covenants below).

Secured Revolving Credit Facility

In September 2005, we terminated our $125.0 million secured revolving credit facility.  It bore interest at a spread ranging from 105 basis points to 135 basis points over the 30-day LIBOR, based on our leverage ratios, and was secured by various structured finance investments.  The secured revolving credit facility included certain restrictions and covenants, which are similar to those under the unsecured revolving credit facility (see restrictive covenants below).

In connection with a structured finance transaction, which closed in June 2004, we entered into a secured term loan for $18.9 million.  This loan, which was scheduled to mature in December 2004, was extended to January 2005.  It carried an interest rate of 200 basis points over the 30-day LIBOR.  This loan was repaid in January 2005.

Term Loans

In December 2002, we obtained a $150.0 million unsecured term loan.  Effective June 2003, the unsecured term loan was increased to $200.0 million and the term was extended by six months to June 2008.  In August 2004, the unsecured term loan was further increased to $325.0 million and the maturity date was further extended to August 2009.  This term loan bears interest at a spread ranging from 110 basis points to 140 basis points over the 30-day LIBOR, based on our leverage ratio. As of December 31, 2005, we had $325.0 million outstanding under the unsecured term loan at the rate of 125 basis points over LIBOR.  To limit our exposure to the variable 30-day LIBOR rate we entered into various swap agreements to fix the 30-day LIBOR rate on the entire unsecured term loan.  The LIBOR rate was fixed for a blended all-in rate of 4.50%.  The effective all-in interest rate on the unsecured term loan was 4.75% for the year ended at December 31, 2005.  In December 2005, we modified the covenants under this unsecured term loan to conform to those under the 2005 unsecured revolving credit facility.

In December 2003, we closed on a $100.0 million five-year non-recourse term loan secured by a pledge of our ownership interest in 1221 Avenue of the Americas.  This term loan had a floating rate of 150 basis points over the current 30-day LIBOR rate.  During April 2004, we entered into a serial step-swap commencing April 2004 with an initial 24-month all-in rate of 3.83% and a blended all-in rate of 5.10% with a final maturity date in December 2008.  In May 2005, we increased this loan by $100.0 million to $200.0 million, reduced the interest rate spread to 125 basis points (effective all-in rate of 4.19% for the year ended December 31, 2005) and extended the maturity to May 2010.

Restrictive Covenants

The terms of the 2005 unsecured revolving credit facility and the term loans include certain restrictions and covenants which limit, among other things, the payment of dividends (as discussed below), the incurrence of additional indebtedness, the incurrence of liens and the disposition of assets, and which require compliance with financial ratios relating to the minimum amount of tangible net worth, the minimum amount of debt service coverage, and fixed charge coverage, the maximum amount of unsecured indebtedness, the minimum amount of unencumbered property debt service coverage and certain investment limitations.  The dividend restriction referred to above provides that, except to enable us to continue to qualify as a REIT for Federal Income Tax purposes, we will not during any four consecutive fiscal quarters make distributions with respect to common stock or other equity interests in an aggregate amount in excess of 90% of funds from operations for such period, subject to certain other adjustments.  As of December 31, 2005 and 2004, we were in compliance with all such covenants.

Junior Subordinate Deferrable Interest Debentures

In June 2005, we issued $100.0 million in unsecured floating rate trust preferred securities through a newly formed trust, SL Green Capital Trust I, or the Trust, that is a wholly-owned subsidiary of our Operating Partnership.  The securities mature in 2035 and bear interest at a fixed rate of 5.61% for the first ten years ending July 2015, a period of up to eight consecutive quarters if our Operating Partnership exercises its right to defer such payments.  The trust preferred securities are redeemable, at the option of our Operating Partnership, in whole or in part, with no prepayment premium any time after July 2010.  We do not consolidate the Trust even though it is a variable interest entity under FIN46 as we are not the primary beneficiary.  Because the Trust is not consolidated, we have issued debt and the related payments are classified as interest expense.

11.  Fair Value of Financial Instruments

The following disclosures of estimated fair value were determined by management, using available market information and appropriate valuation methodologies.  Considerable judgment is necessary to interpret market data and develop estimated fair value.  Accordingly, the estimates presented herein are not necessarily indicative of the amounts we could realize on disposition of the financial instruments.  The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.

Cash and cash equivalents, accounts receivable, accounts payable, and the 2005 unsecured revolving credit facility balances reasonably approximate their fair values due to the short maturities of these items.  Mortgage notes payable, junior subordinate deferrable interest debentures and the secured and unsecured term loans have an estimated fair value based on discounted cash flow models of approximately $1.2 billion, which was less than the book value of the related fixed rate debt by approximately $23.3 million.  Structured finance investments are carried at amounts, which reasonably approximate their fair value as determined by us.

Disclosure about fair value of financial instruments is based on pertinent information available to us as of December 31, 2005.  Although we are not aware of any factors that would significantly affect the reasonable fair value amounts, such amounts have not been comprehensively revalued for purposes of these financial statements since that date and current estimates of fair value may differ significantly from the amounts presented herein.

12.  Rental Income

The Operating Partnership is the lessor and the sublessor to tenants under operating leases with expiration dates ranging from January 1, 2006 to 2023.  The minimum rental amounts due under the leases are generally either subject to scheduled fixed increases or adjustments.  The leases generally also require that the tenants reimburse us for increases in certain operating costs and real estate taxes above their base year costs.  Approximate future minimum rents to be received over the next five years and thereafter for non-cancelable operating leases in effect at December 31, 2005 for the wholly-owned properties, including consolidated joint venture properties, and our share of unconsolidated joint venture properties are as follows (in thousands):

	Wholly-Owned Properties	Joint Venture Properties
2006	$317,078	$158,498
2007	310,595	163,935
2008	295,645	156,227
2009	266,954	152,229
2010	221,751	131,891
Thereafter	1,034,242	830,165
	$2,446,265	$1,592,945

13.  Related Party Transactions

Cleaning Services

First Quality Maintenance, L.P., or First Quality, provides cleaning, extermination and related services with respect to certain of the properties owned by us.  First Quality is owned by Gary Green, a son of Stephen L. Green, the chairman of our board of directors.  First Quality also provides additional services directly to tenants on a separately negotiated basis.  The aggregate amount of fees paid by us to First Quality for services provided (excluding services provided directly to tenants) was approximately $4.9 million in 2005, $4.6 million in 2004 and $4.3 million in 2003.  In addition, First Quality has the non-exclusive opportunity to provide cleaning and related services to individual tenants at our properties on a basis separately negotiated with any tenant seeking such additional services.  First Quality leases 12,290 square feet of space at 70 West 36th Street pursuant to a lease that expires on December 31, 2012 and provides for annual rental payments of approximately $362,000.

Security/ Messenger and Restoration Services

Classic Security LLC, or Classic Security, provides security services, Bright Star Couriers LLC, or Bright Star, provides messenger services, and Onyx Restoration Works, or Onyx, provides restoration services with respect to certain properties owned by us.  Classic Security, Bright Star and Onyx are owned by Gary Green, a son of Stephen L. Green.  The aggregate amount of fees paid by us for such services was approximately $6.1 million in 2005, $4.3 million in 2004 and $3.8 million in 2003.

Leases

Nancy Peck and Company leases 2,013 square feet of space at 420 Lexington Avenue, pursuant to a lease that expires on June 30, 2005 and provides for annual rental payments of approximately $66,000.  This space is now leased on a month-to-month basis.  Nancy Peck and Company is owned by Nancy Peck, the wife of Stephen L. Green.  The rent due pursuant to the lease is offset against a consulting fee of $10,500 per month an affiliate pays to her pursuant to a consulting agreement, which is cancelable upon 30-days notice.

Brokerage Services

Sonnenblick-Goldman Company, or Sonnenblick, a nationally recognized real estate investment banking firm, provided mortgage brokerage services to us.  Mr. Morton Holliday, the father of Mr. Marc Holliday, was a Managing Director of Sonnenblick at the time of the financings.  In 2005, we paid approximately $457,000 to Sonnenblick in connection with securing a $120.0 million first mortgage for the property located at 711 Third Avenue.  In 2004, our 1515 Broadway joint venture paid approximately $855,000 to Sonnenblick in connection with securing a $425.0 million first mortgage for the property.  In 2005, our 1515 Broadway joint venture paid approximately $400,000 to Sonnenblick in connection with refinancing the property and increasing the first mortgage to $625.0 million.

Management Fees

S.L. Green Management Corp. receives property management fees from an entity in which Stephen L. Green owns an interest.  The aggregate amount of fees paid to S.L. Green Management Corp. from such entity was approximately $209,000 in 2005, $258,000 in 2004 and $237,000 in 2003.

Amounts due from (to) related parties at December 31 consisted of the following (in thousands):

	2005	2004
17 Battery Condominium Association	$93	$207
Due from joint ventures	3,500	—
Officers and employees	1,527	1,681
Other	2,587	3,139
Related party receivables	$7,707	$5,027

Management Indebtedness

In January 2001, Mr. Marc Holliday, then our president, received a non-recourse loan from us in the principal amount of $1.0 million pursuant to his amended and restated employment and non-competition agreement he executed at the time.  This loan bears interest at the applicable federal rate per annum and is secured by a pledge of certain of Mr. Holliday’s shares of our common stock.  The principal of and interest on this loan is forgivable upon our attainment of specified financial performance goals prior to December 31, 2006, provided that Mr. Holliday remains employed by us until January 17, 2007.  In April 2000, Mr. Holliday received a loan from us in the principal amount of $300,000 with a maturity date of July 2003.  This loan bears interest at a rate of 6.60% per annum and is secured by a pledge of certain of Mr. Holliday’s shares of our common stock.  In May 2002, Mr. Holliday entered into a loan modification agreement with us in order to modify the repayment terms of the $300,000 loan.  Pursuant to the agreement, $100,000 (plus accrued interest thereon) is forgivable on each of January 1, 2004, January 1, 2005 and January 1, 2006, provided that Mr. Holliday remains employed by us through each of such date.  The principal balance outstanding on this loan was approximately $100,000 on December 31, 2005.  In addition, the $300,000 loan shall be forgiven if and when the $1.0 million loan that Mr. Holliday received pursuant to his amended and restated employment and non-competition agreement is forgiven.

Gramercy Capital Corp.

See Note 6. Investment in Unconsolidated Joint Ventures—Gramercy Capital Corp. for disclosure on related party transactions between Gramercy and us.

14.  Stockholders’ Equity

Common Stock

Our authorized capital stock consists of 200,000,000 shares, $.01 par value, of which we have authorized the issuance of up to 100,000,000 shares of common stock, $.01 par value per share, 75,000,000 shares of excess stock, at $.01 par value per share, and 25,000,000 shares of preferred stock, par value $.01 per share.  As of December 31, 2005, 42,455,829 shares of common stock and no shares of excess stock were issued and outstanding.

In 2004, in two offerings, we sold 3,150,000 shares of our common stock.  The net proceeds from these offerings (approximately $138.6 million) were used to pay down our unsecured revolving credit facility.

We filed a $500.0 million shelf registration statement, which was declared effective by the Securities and Exchange Commission, or SEC, in March 2004.  This registration statement provides us with the ability to issue common and preferred stock, depository shares and warrants.  We currently have $334.5 million available under the shelf.

Perpetual Preferred Stock

In December 2003, we sold 6,300,000 shares of 7.625% Series C cumulative redeemable preferred stock, or the Series C preferred stock, (including the underwriters’ over-allotment option of 700,000 shares) with a mandatory liquidation preference of $25.00 per share.  Net proceeds from this offering (approximately $152.0 million) were used principally to repay amounts outstanding under our secured and unsecured revolving credit facilities.  The Series C preferred stock receive annual dividends of $1.90625 per share paid on a quarterly basis and dividends are cumulative, subject to certain provisions.  On or after December 12, 2008, we may redeem the Series C preferred stock at par for cash at our option.  The Series C preferred stock was recorded net of underwriters discount and issuance costs.

In 2004, we issued 4,000,000 shares of our 7.875% Series D cumulative redeemable preferred stock, or the Series D preferred stock, with a mandatory liquidation preference of $25.00 per share.  Net proceeds from these offerings (approximately $96.3 million) were used principally to repay amounts outstanding under our secured and unsecured revolving credit facilities.  The Series D preferred stock receive annual dividends of $1.96875 per share paid on a quarterly basis and dividends are cumulative, subject to certain provisions.  On or after May 27, 2009, we may redeem the Series D preferred stock at par for cash at our option.  The Series D preferred stock was recorded net of underwriters discount and issuance costs.

Rights Plan

In February 2000, our board of directors authorized a distribution of one preferred share purchase right, or Right, for each outstanding share of common stock under a shareholder rights plan. This distribution was made to all holders of record of the common stock on March 31, 2000.  Each Right entitles the registered holder to purchase from the Company one one-hundredth of a share of Series B junior participating preferred stock, par value $0.01 per share, or Preferred Shares, at a price of $60.00 per one one-hundredth of a Preferred Share, or Purchase Price, subject to adjustment as provided in the rights agreement.  The Rights expire on March 5, 2010, unless we extend the expiration date or the Right is redeemed or exchanged earlier.

The Rights are attached to each share of common stock.  The Rights are generally exercisable only if a person or group becomes the beneficial owner of 17% or more of the outstanding common stock or announces a tender offer for 17% or more of the outstanding common stock, or Acquiring Person.  In the event that a person or group becomes an Acquiring Person, each holder of a Right, excluding the Acquiring Person, will have the right to receive, upon exercise, common stock having a market value equal to two times the Purchase Price of the Preferred Shares.

Dividend Reinvestment and Stock Purchase Plan

We filed a registration statement with the SEC for our dividend reinvestment and stock purchase plan, or DRIP, which was declared effective on September 10, 2001, and commenced on September 24, 2001.  We registered 3,000,000 shares of our common stock under the DRIP.

During the years ended December 31, 2005 and 2004, approximately 338,000 and 195,000 shares were issued and approximately $20.4 million and $8.9 million of proceeds were received, respectively, from dividend reinvestments and/or stock purchases under the DRIP.  DRIP shares may be issued at a discount to the market price.

2003 Long-Term Outperformance Compensation Program

Our board of directors adopted a long-term, seven-year compensation program for senior management.  The program, which measures our performance over a 48-month period (unless terminated earlier) commencing April 1, 2003, provides that holders of our common equity are to achieve a 40% total return during the measurement period over a base of $30.07 per share before any restricted stock awards are granted.  Management will receive an award of restricted stock in an amount between 8% and 10% of the excess return over the baseline return.  At the end of the four-year measurement period, 40% of the award will vest on the measurement date and 60% of the award will vest ratably over the subsequent three years based on continued employment.  Any restricted stock to be issued under the program will be allocated from our Stock Option Plan (as defined below), which was previously approved through a stockholder vote in May 2002.  We record the expense of the restricted stock award in accordance with SFAS 123.  The fair value of the award on the date of grant was determined to be $3.2 million.  Forty percent of the value of the award will be amortized over four years and the balance will be amortized at 20% per year over five, six and seven years, respectively, such that 20% of year five, 16.67% of year six, and 14.29% of year seven will be recorded in year one.  The total value of the award (capped at $25.5 million) will determine the number of shares assumed to be issued for purposes of calculating diluted earnings per share.  Compensation expense of $650,000, $650,000 and $485,000 was recorded during the years ended December 31, 2005, 2004 and 2003, respectively.

SL Green Realty Corp.
Notes to Consolidated Financial Statements
December 31, 2005

2005 Long-Term Outperformance Compensation Program

In December 2005, the compensation committee of our board of directors approved a long-term incentive compensation program, the 2005 Outperformance Plan.  Participants in the 2005 Outperformance Plan will share in a “performance pool” if our total return to stockholders for the period from December 1, 2005 through November 30, 2008 exceeds a cumulative total return to stockholders of 30% during the measurement period over a base share price of $68.51 per share. The size of the pool will be 10% of the outperformance amount in excess of the 30% benchmark, subject to a maximum dilution cap equal to the lesser of 3% of our outstanding shares and units of limited partnership interest as of December 1, 2005 or $50 million. In the event the potential performance pool reaches this dilution cap before November 30, 2008 and remains at that level or higher for 30 consecutive days, the performance period will end early and the pool will be formed on the last day of such 30 day period. Each participant’s award under the 2005 Outperformance Plan will be designated as a specified percentage of the aggregate performance pool to be allocated to him or her assuming the 30% benchmark is achieved. Individual awards will be made in the form of partnership units, or LTIP Units, that may ultimately become exchangeable for shares of our common stock or cash, at our election. LTIP Units will be granted prior to the determination of the performance pool; however, they will only vest upon satisfaction of performance and other thresholds, and will not be entitled to distributions until after the performance pool is established.  The 2005 Outperformance Plan provides that if the pool is established, each participant will also be entitled to the distributions that would have been paid on the number of LTIP Units earned, had they been issued at the beginning of the performance period. Those distributions will be paid in the form of additional LTIP Units. After the performance pool is established, the earned LTIP Units will receive regular quarterly distributions on a per unit basis equal to the dividends per share paid on our common stock, whether or not they are vested.  Any LTIP Units that are not earned upon the establishment of the performance pool will be automatically forfeited, and the LTIP Units that are earned will be subject to time-based vesting, with one-third of the LTIP Units earned vesting on November 30, 2008 and each of the first two anniversaries thereafter based on continued employment. We recorded approximately $0.3 million of compensation expense in 2005 in connection with the 2005 Outperformance Plan.

Deferred Stock Compensation Plan for Directors

Under our Independent Director’s Deferral Program, which commenced July 2004, our non-employee directors may elect to defer up to 100% of their annual retainer fee, chairman fees and meeting fees.  Unless otherwise elected by a participant, fees deferred under the program shall be credited in the form of phantom stock units.  The phantom stock units are convertible into an equal number of shares of common stock upon such directors’ termination of service from the Board of Directors or a change in control by us, as defined by the program.  Phantom stock units are credited to each non-employee director quarterly using the closing price of our common stock on the applicable dividend record date for the respective quarter.  Each participating non-employee director’s account is also credited for an equivalent amount of phantom stock units based on the dividend rate for each quarter.

During the year ended December 31, 2005, approximately 4,300 phantom stock units were earned.  As of December 31, 2005, there were approximately 5,300 phantom stock units outstanding.

Stock Option Plan

During August 1997, we instituted the 1997 Stock Option and Incentive Plan, or the 1997 Plan.  The 1997 Plan was amended in December 1997, March 1998, March 1999 and May 2002.  The 1997 Plan, as amended, authorizes (i) the grant of stock options that qualify as incentive stock options under Section 422 of the Code, or ISOs, (ii) the grant of stock options that do not qualify, or NQSOs, (iii) the grant of stock options in lieu of cash Directors’ fees and (iv) grants of shares of restricted and unrestricted common stock.  The exercise price of stock options are determined by our compensation committee, but may not be less than 100% of the fair market value of the shares of our common stock on the date of grant.  At December 31, 2005, approximately 1.4 million shares of our common stock were reserved for issuance under the 1997 Plan.

2005 Stock Option and Incentive Plan

Subject to adjustments upon certain corporate transactions or events, up to a maximum of 3,500,000 shares, or the Fungible Pool Limit, may be granted as Options, Restricted Stock, Phantom Shares, dividend equivalent rights and other equity-based awards under the 2005 Plan; provided that, as described below, the manner in which the Fungible Pool Limit is finally determined can ultimately result in the issuance under the 2005 Plan of up to 4,375,000 shares (subject to adjustments upon certain corporate transactions or events).  Each share issued or to be issued in connection with ‘‘Full-Value Awards’’ (as defined below) that vest or are granted based on the achievement of certain performance goals that are based on (A) FFO growth, (B) total return to stockholders (either in absolute terms or compared with other companies in the market) or (C) a combination of the foregoing (as set forth in the 2005 Plan), shall be counted against the Fungible Pool Limit as 2.6 units.  “Full-Value Awards” are awards other than Options, Stock Appreciation Rights or other awards that do not deliver the full value at grant thereof of the underlying shares (e.g., Restricted Stock). Each share issued or to be issued in connection with any other Full-Value Awards shall be counted against the Fungible Pool Limit as 3.9 units. Options,

Stock Appreciation Rights and other awards that do not deliver the value at grant thereof of the underlying shares and that expire 10 years from the date of grant shall be counted against the Fungible Pool Limit as one unit.  Options, Stock Appreciation Rights and other awards that do not deliver the value at grant thereof of the underlying shares and that expire five years from the date of grant shall be counted against the Fungible Pool Limit as 0.8 of a unit, or 5-year option.  Thus, under the foregoing rules, depending on the type of grants made, as many as 4,375,000 shares can be the subject of grants under the 2005 Plan. At the end of the third calendar year following the effective date of the 2005 Plan, (i) the three-year average of (A) the number of shares subject to awards granted in a single year, divided by (B) the number of shares of our outstanding common stock at the end of such year shall not exceed the (ii) greater of (A) 2% or (B) the mean of the applicable peer group.  For purposes of calculating the number of shares granted in a year in connection with the limitation set forth in the foregoing sentence, shares underlying Full-Value Awards will be taken into account as (i) 1.5 shares if our annual common stock price volatility is 53% or higher, (ii) two shares if our annual common stock price volatility is between 25% and 52%, and (iii) four shares if our annual common stock price volatility is less than 25%.  No award may be granted to any person who, assuming exercise of all options and payment of all awards held by such person, would own or be deemed to own more than 9.8% of the outstanding shares of the Company’s common stock.  In addition, subject to adjustment upon certain corporate transactions or events, a participant may not receive awards (with shares subject to awards being counted, depending on the type of award, in the proportions ranging from 0.8 to 3.9, as described above) in any one year covering more than 700,000 shares; thus, under this provision, depending on the type of grant involved, as many as 875,000 shares can be the subject of option grants to any one person in any year, and as many as 269,230 shares may be granted as restricted stock (or be the subject of other Full-Value Grants) to any one person in any year.  If an option or other award granted under the 2005 Plan expires or terminates, the common stock subject to any portion of the award that expires or terminates without having been exercised or paid, as the case may be, will again become available for the issuance of additional awards.  Shares of our common stock distributed under the 2005 Plan may be treasury shares or authorized but unissued shares.  Unless the 2005 Plan is previously terminated by the Board, no new Award may be granted under the 2005 Plan after the tenth anniversary of the date that such 2005 Plan was initially approved by the Board. At December 31, 2005, approximately 3.1 million shares of our common stock were reserved for issuance under the 2005 Plan, or 3.8 million if everything available under the 2005 Plan was issued as a 5-year option.

Options granted under the plans are exercisable at the fair market value on the date of grant and, subject to termination of employment, generally expire ten years from the date of grant, are not transferable other than on death, and are generally exercisable in three to five annual installments commencing one year from the date of grant.

A summary of the status of our stock options as of December 31, 2005, 2004 and 2003 and changes during the years then ended are presented below:

	2005		2004		2003
	Options Outstanding	Weighted Average Exercise Price	Options Outstanding	Weighted Average Exercise Price	Options Outstanding	Weighted Average Exercise Price
Balance at beginning of year	2,169,762	$29.39	3,250,231	$26.80	3,278,663	$25.49
Granted	466,203	$65.22	132,333	$43.77	327,000	$35.09
Exercised	(888,374)	$27.34	(1,080,835)	$23.40	(347,099)	$22.14
Lapsed or cancelled	(16,333)	$38.87	(131,967)	$28.67	(8,333)	$24.52
Balance at end of year	1,731,258	$41.25	2,169,762	$29.39	3,250,231	$26.80

Options exercisable at end of year	599,828	$50.57	789,785	$26.54	1,404,467	$23.41
Weighted average fair value of options granted during the year	$3,538,000		$475,000		$1,150,000

The weighted average fair value of restricted stock granted during the year was approximately $14.2 million.

All options were granted within a price range of $18.44 to $76.39.  The remaining weighted average contractual life of the options was 7.5 years.

Earnings Per Share

Earnings per share for the years ended December 31, is computed as follows (in thousands):

Numerator (Income)	2005	2004	2003
Basic Earnings:
Income available to common stockholders	$137,544	$193,172	$90,447
Effect of Dilutive Securities:
Redemption of units to common shares	8,222	11,352	6,299
Preferred Stock (as converted to common stock)	—-	—-	7,087
Stock options	—-	—	—
Diluted Earnings:
Income available to common stockholders	$145,766	$204,524	$103,833

Denominator Weighted Average (Shares)	2005	2004	2003
Basic Shares:
Shares available to common stockholders	41,793	39,171	32,265
Effect of Dilutive Securities:
Redemption of units to common shares	2,499	2,302	2,305
Preferred Stock (as converted to common stock)	—-	—-	3,491
Stock-based compensation plans	1,212	1,605	909
Diluted Shares	45,504	43,078	38,970

15.  Minority Interest

The unit holders represent the minority interest ownership in our Operating Partnership.  As of December 31, 2005 and 2004, the minority interest unit holders owned 5.4% (2,426,786 units) and 5.8% (2,530,942 units) of our Operating Partnership, respectively.  At December 31, 2005, 2,426,786 shares of our common stock were reserved for the conversion of units of limited partnership interest in our Operating Partnership.

In October 2004, our Operating Partnership issued 306,000 units of limited partnership interest in connection with the acquisition of 625 Madison Avenue.

16.  Benefit Plans

The building employees are covered by multi-employer defined benefit pension plans and post-retirement health and welfare plans. Contributions to these plans amounted to approximately $4.6 million, $3.4 million and $3.3 million during the years ended December 31, 2005, 2004 and 2003, respectively.  Separate actuarial information regarding such plans is not made available to the contributing employers by the union administrators or trustees, since the plans do not maintain separate records for each reporting unit.

Executive Stock Compensation

During July 1998, we issued 150,000 shares in connection with an employment contract.  These shares vested annually at rates of 15% to 35% and were recorded at fair value.  At December 31, 2005, all of these shares had vested.  We recorded compensation expense of approximately $151,000, $604,000 and $445,000 for the years ended December 31, 2005, 2004 and 2003, respectively.

Effective January 1, 1999, we implemented a deferred compensation plan, or the Deferred Plan, covering certain of our executives.  In connection with the Deferred Plan, we issued 230,200, 351,750 and 211,750 restricted shares in 2005, 2004 and 2003, respectively.  The shares issued under the Deferred Plan were granted to certain executives and vesting will occur annually upon our meeting established financial performance criteria.  Annual vesting occurs at rates ranging from 15% to 35% once performance criteria are reached.  As of December 31, 2005, 545,404 of these shares had vested and 118,983 had been retired.  We recorded compensation expense of approximately $4.3 million, $7.1 million and $2.0 million for the years ended December 31, 2005, 2004 and 2003, respectively.

401(K) Plan

During August 1997, we implemented a 401(K) Savings/Retirement Plan, or the 401(K) Plan, to cover eligible employees of ours, and any designated affiliate.  The 401(K) Plan permits eligible employees to defer up to 15% of their annual compensation, subject to certain limitations imposed by the Code.  The employees’ elective deferrals are immediately vested and non-forfeitable upon contribution to the 401(K) Plan.  During 2000, we amended our 401(K) Plan to include a matching contribution, subject to ERISA limitations, equal to 50% of the first 4% of annual compensation deferred by an employee.  During 2003, we amended our 401(K) Plan to provide for discretionary matching contributions only.  For the years ended December 31, 2005, 2004 and 2003, we made matching contributions of approximately $270,000, $149,000 and none respectively.

17.  Commitments and Contingencies

We and our Operating Partnership are not presently involved in any material litigation nor, to our knowledge, is any material litigation threatened against us or our properties, other than routine litigation arising in the ordinary course of business.  Management believes the costs, if any, incurred by us and our Operating Partnership related to this litigation will not materially affect our financial position, operating results or liquidity.

We entered into employment agreements with certain executives.  Six executives have employment agreements, which expire between May 2006 and January 2010.  The minimum cash-based compensation, including base salary and guaranteed bonus payments, associated with these employment agreements totals approximately $3.7 million for 2006.

During March 1998, we acquired an operating sub-leasehold position at 420 Lexington Avenue.  The operating sub-leasehold position requires annual ground lease payments totaling $6.0 million and sub-leasehold position payments totaling $1.1 million (excluding an operating sub-lease position purchased January 1999).  The ground lease and sub-leasehold positions expire in 2008.  We may extend the positions through 2029 at market rents.

The property located at 1140 Avenue of the Americas operates under a net ground lease ($348,000 annually) with a term expiration date of 2016 and with an option to renew for an additional 50 years.

The property located at 711 Third Avenue operates under an operating sub-lease, which expires in 2083.  Under the sub-lease, we are responsible for ground rent payments of $1.55 million annually through July 2011 on the 50% portion of the fee we do not own.  The ground rent is reset after July 2011 based on the estimated fair market value of the property. We have an option to buy out the sub-lease at a fixed future date.

The property located at 461 Fifth Avenue operates under a ground lease (approximately $2.1 million annually) with a term expiration date of 2027 and with two options to renew for an additional 21 years each, followed by a third option for 15 years.  We also have an option to purchase the ground lease for a fixed price on a specific date.

The property located at 625 Madison Avenue operates under a ground lease (approximately $4.6 million annually) with a term expiration date of 2022 and with two options to renew for an additional 23 years.

The property located at 1604 Broadway operates under a ground lease that was extended from 2019 to 2036 as part of the acquisition. Annual ground rent payments are approximately $2.4 million through July 2011, $2.5 million through July 2014, $2.7 million through July 2016 and $3.0 million through July 2036. We have a 50% interest in the joint venture with Jeff Sutton.

In April 1988, the SL Green predecessor entered into a lease agreement for property at 673 First Avenue, which has been capitalized for financial statement purposes.  Land was estimated to be approximately 70% of the fair market value of the property. The portion of the lease attributed to land is classified as an operating lease and the remainder as a capital lease.  The initial lease term is 49 years with an option for an additional 26 years.  Beginning in lease years 11 and 25, the lessor is entitled to additional rent as defined by the lease agreement.

We continue to lease the 673 First Avenue property, which has been classified as a capital lease with a cost basis of $12.2 million and cumulative amortization of $4.4 million and $4.2 million at December 31, 2005 and 2004, respectively.

The following is a schedule of future minimum lease payments under capital leases and noncancellable operating leases with initial terms in excess of one year as of December 31, 2005 (in thousands):

December 31,	Capital lease	Non-cancellable operating leases

2006	$1,416	$21,194
2007	1,416	21,044
2008	1,416	21,044
2009	1,416	21,044
2010	1,451	21,045
Thereafter	51,870	379,098
Total minimum lease payments	58,985	$484,469
Less amount representing interest	(42,725)
Present value of net minimum lease payments	$16,260

18.  Financial Instruments: Derivatives and Hedging

In accordance with SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” we recognize all derivatives on the balance sheet at fair value.  Derivatives that are not hedges must be adjusted to fair value through income.  If a derivative is a hedge, depending on the nature of the hedge, changes in the fair value of the derivative will either be offset against the change in fair value of the hedged asset, liability, or firm commitment through earnings, or recognized in other comprehensive income until the hedged item is recognized in earnings.  The ineffective portion of a derivative’s change in fair value will be immediately recognized in earnings.  SFAS No. 133 may increase or decrease reported net income and stockholders’ equity prospectively, depending on future levels of interest rates and other variables affecting the fair values of derivative instruments and hedged items, but will have no effect on cash flows.

The following table summarizes the notional and fair value of our derivative financial instruments at December 31, 2005.  The notional value is an indication of the extent of our involvement in these instruments at that time, but does not represent exposure to credit, interest rate or market risks (in thousands).

	Notional Value	Strike Rate	Effective Date	Expiration Date	Fair Value

Interest Rate Swap	$65,000	3.300%	8/2005	9/2006	$599
Interest Rate Swap	—	4.330%	9/2006	6/2008	439
Interest Rate Swap	$100,000	4.060%	12/2003	12/2007	1,236
Interest Rate Swap	$35,000	4.113%	12/2004	6/2008	494
Interest Rate Swap	$100,000	2.330%	4/2004	5/2006	734
Interest Rate Swap	—	4.650%	5/2006	12/2008	233
Interest Rate Swap	$125,000	2.710%	9/2004	9/2006	1,630
Interest Rate Swap	—	4.352%	9/2006	8/2009	1,345
Interest Rate Swap	$60,000	3.770%	5/2005	1/2007	567
Interest Rate Swap	—	4.364%	1/2007	5/2010	690
Interest Rate Cap	$12,580	6.600%	8/2005	9/2007	1
Interest Rate Cap	$102,550	6.691%	11/2005	11/2007	12

On December 31, 2005, the derivative instruments were reported as an asset at their fair value of approximately $8.0 million.  This is included in Other Assets on the consolidated balance sheet at December 31, 2005.  Offsetting adjustments are represented as deferred gains or losses in Accumulated Other Comprehensive Income of $15.3 million, including a gain of approximately $7.2 million from the settlement of a forward swap, which is being amortized over the ten-year term of its related mortgage obligation from December 2003.  Currently, all of our derivative instruments are designated as effective hedging instruments.

Over time, the realized and unrealized gains and losses held in Accumulated Other Comprehensive Income will be reclassified into earnings as interest expense in the same periods in which the hedged interest payments affect earnings.  We estimate that approximately $5.7 million of the current balance held in Accumulated Other Comprehensive Income will be reclassified into earnings within the next 12 months.

We are hedging exposure to variability in future cash flows for forecasted transactions in addition to anticipated future interest payments on existing debt.

19.  Environmental Matters

Our management believes that the properties are in compliance in all material respects with applicable Federal, state and local ordinances and regulations regarding environmental issues.  Management is not aware of any environmental liability that it believes would have a materially adverse impact on our financial position, results of operations or cash flows.  Management is unaware of any instances in which it would incur significant environmental cost if any of the properties were sold.

20.  Segment Information

We are a REIT engaged in acquiring, owning, repositioning, managing and leasing commercial office properties in Manhattan and have two reportable segments, office real estate and structured finance investments.  We evaluate real estate performance and allocate resources based on contribution to income from continuing operations.

Our real estate portfolio is primarily located in the geographical market of Manhattan.  The primary sources of revenue are generated from tenant rents and escalations and reimbursement revenue.  Real estate property operating expenses consist primarily of security, maintenance, utility costs, real estate taxes and ground rent expense (at certain applicable properties).  See Note 5 for additional details on our structured finance investments.

Selected results of operations for the years ended December 31, 2005, 2004 and 2003, and selected asset information as of December 31, 2005 and 2004, regarding our operating segments are as follows (in thousands):

	Real Estate Segment	Structured Finance Segment	Total Company
Total revenues
Year ended:
December 31, 2005	$379,200	$44,989	$424,189
December 31, 2004	289,911	39,094	329,005
December 31, 2003	244,074	22,086	266,160

Income from continuing operations:
Year ended:
December 31, 2005	$89,925	$27,114	$117,039
December 31, 2004	76,194	30,589	106,783
December 31, 2003	41,038	18,751	59,789

Total assets
As of:
December 31, 2005	$2,909,701	$400,076	$3,309,777
December 31, 2004	2,401,854	350,027	2,751,881

Income from continuing operations represents total revenues less total expenses for the real estate segment and total revenues less allocated interest expense for the structured finance segment.  Interest costs for the structured finance segment are imputed assuming 100% leverage at our unsecured revolving credit facility borrowing cost.  We do not allocate marketing, general and administrative expenses (approximately $44.2 million, $30.3 million and $17.1 million for the years ended December 31, 2005, 2004 and 2003, respectively) to the structured finance segment, since it bases performance on the individual segments prior to allocating marketing, general and administrative expenses.  All other expenses, except interest, relate entirely to the real estate assets.

There were no transactions between the above two segments.

The table below reconciles income from continuing operations before minority interest to net income available to common stockholders for the years ended December 31, 2005, 2004 and 2003 (in thousands):

	Years ended December 31,
	2005	2004	2003
Income from continuing operations before minority interest	$112,109	$90,091	$60,339
Equity in net gain on sale of unconsolidated joint venture	11,550	22,012	3,087
Minority interest in operating partnership attributable to continuing operations	(5,811)	(5,320)	(3,558)
Minority interest in other partnerships	(809)	—	(79)
Net income from continuing operations	117,039	106,783	59,789
Income from discontinued operations, net of minority interest	6,505	12,277	17,043
Gain on sale of discontinued operations, net of minority interest	33,875	90,370	21,327
Net income	157,419	209,430	98,159
Preferred stock dividends and accretion	(19,875)	(16,258)	(7,712)
Net income available for common stockholders	$137,544	$193,172	$90,447

21.  Supplemental Disclosure of Non-Cash Investing and Financing Activities

The following table provides information on non-cash investing and financing activities (in thousands):

	Years ended December 31,
	2005	2004
Issuance of common stock as deferred compensation	$9,210	$14,144
Redemption of units and dividend reinvestments	23,810	9,643
Derivative instruments at fair value	7,980	(1,347)
Issuance of units of limited partnership interest in connection with acquisition	—	15,466
Assumption of mortgage notes payable upon acquisition of real estate	—	102,000
Fair value of above and below market leases (SFAS No. 141) in connection with acquisitions	4,408	10,050
Tenant improvements and leasing commissions payable	7,637	3,611
Assumption of joint venture interest	9,952	—
Exchange of joint venture interest for structured finance investment	6,175	—

22.  Quarterly Financial Data (unaudited)

As a result of the adoption of SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” and SFAS No. 145, “Rescission of FASB Statements No. 4, 44, and 62, Amendment of FASB Statement No. 13, and Technical Corrections,” we are providing updated summary selected quarterly financial information, which is included below reflecting the prior period reclassification as discontinued operations of the properties classified as held for sale during 2005.

Quarterly data for the last two years is presented in the tables below (in thousands).

2005 Quarter Ended	December 31	September 30	June 30	March 31
Total revenues	$110,136	$116,263	$102,297	$97,142
Income net of minority interest and before gain on sale	23,828	29,333	26,014	26,326
Equity in net gain on sale of joint venture property	—	11,550	—	—
Discontinued operations	1,977	1,416	1,561	1,553
Gain on sale of discontinued operations	—	—	33,864	—
Net income before preferred dividends	25,805	42,299	61,439	27,879
Preferred stock dividends	(4,969)	(4,969)	(4,969)	(4,969)
Income available to common stockholders	$20,836	$37,330	$56,470	$22,910
Net income per common share-Basic	$0.49	$0.89	$1.35	$0.56
Net income per common share-Diluted	$0.48	$0.87	$1.31	$0.54

2004 Quarter Ended	December 31	September 30	June 30	March 31
Total revenues	$89,599	$81,916	$79,331	$78,160
Income net of minority interest and before gain on sale	22,646	21,165	24,198	16,932
Equity in net gain on sale of joint venture property	—	—	22,012	—
Discontinued operations	3,649	3,985	2,621	2,023
Gain on sale of discontinued operations	90,199	—	—	—
Net income before preferred dividends	116,494	25,150	48,831	18,955
Preferred stock dividends and accretion	(4,969)	(4,843)	(3,446)	(3,000)
Income available to common stockholders	$111,525	$20,307	$45,385	$15,955
Net income per common share-Basic	$2.75	$0.52	$1.18	$0.42
Net income per common share-Diluted	$2.64	$0.49	$1.13	$0.40

23.  Recently Issued Accounting Pronouncements

In May 2005, the FASB issued SFAS No. 154, or SFAS 154, “Accounting Changes and Error Corrections — A Replacement of APB Opinion No. 20 and SFAS Statement No. 3”. SFAS No. 154 changes the requirements for the accounting and reporting of a change in accounting principle by requiring retrospective application to prior periods’ financial statements of the change in accounting principle, unless it is impracticable to do so. SFAS No. 154 also requires that a change in depreciation or amortization for long-lived, non-financial assets be accounted for as a change in accounting estimate effected by a change in accounting principle. SFAS No. 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. We do not expect the adoption of SFAS No. 154 to have any impact on our cash flows, results of operations, financial position, or liquidity.

In June 2005, the FASB ratified the consensus in EITF Issue No. 04-5, or EITF 04-5, “Determining Whether a General Partner, or the General Partners as a Group, Controls a Limited Partnership or Similar Entity When the Limited Partners Have Certain Rights,” which provides guidance in determining whether a general partner controls a limited partnership. EITF 04-5 states that the general partner in a limited partnership is presumed to control that limited partnership. The presumption may be overcome if the limited partners have either (1) the substantive ability to dissolve the limited partnership or otherwise remove the general partner without cause or (2) substantive participating rights, which provide the limited partners with the ability to effectively participate in significant decisions that would be expected to be made in the ordinary course of the limited partnership’s business and thereby preclude the general partner from exercising unilateral control over the partnership. If the criteria in EITF 04-5 are met, the consolidation of existing joint ventures accounted for under the equity method may be required. Our adoption of EITF 04-5 is expected to have no effect on net income or stockholders’ equity. EITF 04-5 is effective June 30, 2005 for new or modified limited partnership arrangements and effective January 1, 2006 for existing limited partnership arrangements.

FASB Interpretation No. 47, or FIN 47, “Accounting for Conditional Asset Retirement Obligations” was issued in March 2005.  FIN 47 requires recognition of a liability at the time of acquisition or construction for assets that will require certain remediation expenditures when the assets are removed from service if the fair value of the obligation can be reasonably estimated.  FIN 47 clarifies that future expenses to remove asbestos from properties should be estimated and accrued as a liability at the time of acquisition with an offset to increase the cost of the associated structure. We currently own certain buildings that contain asbestos.  Although the asbestos is appropriately contained in accordance with current environmental regulations, our practice is to remediate asbestos upon the renovation or redevelopment of our properties.  FIN 47, which became effective December 31, 2005, did not have a material impact on our cash flows, results of operations, financial position, or liquidity.

24.  Subsequent Events

In January 2006 we, through a joint venture with The City Investment Fund, L.P., or CIF, and Witkoff, recapitalized 485 Lexington Avenue.  The joint venture obtained a $390.0 million three year loan, which bears interest at LIBOR plus 1.35%, and which can be extended for an additional two years. HSH Nordbank AG, New York Branch fully underwrote the $390 million financing.   The initial funding of the loan was approximately $293 million which was used to repay the existing loan, return 100% of the partners invested capital and provide for a return on capital that exceeded the performance thresholds established with CIF.  The balance of the loan will be used to fund the remaining renovations, lease up and tenant improvements for the building. As a result of exceeding the performance thresholds established with CIF, our economic stake in the property will increase from 30% to 50%.  We used our portion of the refinancing proceeds to repay our 2005 unsecured revolving credit facility and for future investments.

On July 11, 2006, we sold the properties located at 286 Madison Avenue and 290 Madison Avenue for approximately $63.0 million.

SL Green Realty Corp.
Schedule IIIReal Estate And Accumulated Depreciation
December 31, 2005
(Dollars in thousands)

Column A	Column B	Column C Initial Cost		Column D Cost Capitalized Subsequent To Acquisition		Column E Gross Amount at Which Carried at Close of Period			Column F	Column G	Column H	Column I
Description (1)	Encumbrances	Land	Building & Improvements	Land	Building & Improvements	Land	Building & Improvements	Total	Accumulated Depreciation	Date of Construction	Date Acquired	Life on Which Depreciation is Computed
70 West 36th Street	$11,414	$1,517	$7,830	$13	$6,928	$1,530	$14,758	$16,288	$7,070	1923	12/1984	Various
673 First Ave.	34,474	—	35,727	—	5,266	—	40,993	40,993	14,775	1928	8/1997	Various
470 Park Ave. So.	—	3,750	22,040	1	18,673	3,751	40,713	44,464	18,172	1912	8/1997	Various
1372 Broadway	—	10,478	42,187	67	11,469	10,545	53,656	64,201	13,686	1926	8/1997	Various
1140 Ave. of Amer.	—	—	21,304	—	6,716	—	28,020	28,020	6,043	1926	8/1997	Various
110 E. 42nd Street	—	3,680	14,842	26	6,152	3,706	20,994	24,700	6,324	1921	9/1997	Various
420 Lexington Ave.	117,466	—	107,824	—	61,581	—	169,405	169,405	37,497	1927	3/1998	Various
440 Ninth Ave.	—	6,326	25,402	—	24,528	6,326	49,930	56,256	15,552	1927	6/1998	Various
711 Third Avenue	120,000	19,843	42,486	—	15,662	19,843	58,148	77,991	14,256	1955	5/1998	Various
555 W. 57th Street	—	18,845	78,698	—	15,963	18,845	94,661	113,506	17,695	1971	1/1999	Various
286 Madison Ave	—	2,474	10,332	—	3,558	2,474	13,890	16,364	2,394	1918	5/1999	Various
290 Madison Ave.	—	1,576	6,616	—	391	1,576	7,007	8,583	1,176	1952	5/1999	Various
292 Madison Ave.	—	5,949	24,141	—	6,020	5,949	30,161	36,110	5,071	1923	5/1999	Various
317 Madison Ave.	—	21,205	85,551	—	18,802	21,205	104,353	125,558	13,338	1920	6/2001	Various
220 East 42nd Street	210,000	50,373	201,184	635	15,688	51,008	216,872	267,880	16,234	1929	2/2003	Various
125 Broad Street	74,787	5,965	96,611	25	800	5,990	97,411	103,401	6,713	1968	3/2003	Various
461 Fifth Avenue	—	—	62,652	—	2,225	—	64,877	64,877	3,624	1988	10/2003	Various
750 Third Avenue	—	51,093	205,307	—	4,236	51,093	209,543	260,636	7,326	1958	7/2004	Various
625 Madison Ave.	102,000	—	244,097	—	7,459	—	251,556	251,556	7,541	1956	10/2004	Various
One Madison Avenue- Clock Tower	113,546	23,937	95,749	—	8,738	23,937	104,487	128,424	—	1909	4/2005	Various
19 West 44th Street	—	15,975	61,680	—	3,858	15,975	65,538	81,513	2,722	1916	6/2005	Various
28 West 44th Street	—	21,102	84,428	—	2,271	21,102	86,699	107,801	1,797	1919	2/2005	Various
1551/1555 Broadway & 21 West 34th Street (2)	91,532	20,500	87,240	—	3,058	20,500	90,298	110,798	—	1890/1857	7/2005	Various
141 Fifth Avenue (2)	10,033	2,884	15,945	—	—	2,884	15,945	18,829	243	1879	8/2005	Various
1604 Broadway (3)	—	—	4,615	—	153	—	4,768	4,768	46	1912	11/2005	Various
	$885,252	$287,472	$1,684,488	$767	$250,195	$288,239	$1,934,683	$2,222,922	$219,295

(1)             All properties located in New York, New York

(2)             We own a 50% interest in this property.

(3)             We own a 45% interest in this property.

SL Green Realty Corp.
Schedule III-Real Estate and Accumulated Depreciation
December 31, 2005
(Dollars in thousands)

The changes in real estate for the three years ended December 31, 2005 are as follows:

	2005	2004	2003
Balance at beginning of year	$1,756,104	$1,346,431	$975,777
Property acquisitions	435,740	509,102	410,937
Improvements	57,618	34,380	31,617
Retirements/disposals	(26,540)	(133,809)	(71,900)
Balance at end of year	$2,222,922	$1,756,104	$1,346,431

The aggregate cost of land, buildings and improvements, before depreciation, for Federal income tax purposes at December 31, 2005 was approximately $1.7 billion.

The changes in accumulated depreciation, exclusive of amounts relating to equipment, autos, and furniture and fixtures, for the three years ended December 31, 2005, are as follows:

	2005	2004	2003
Balance at beginning of year	$176,238	$156,768	$126,669
Depreciation for year	53,434	42,417	37,614
Retirements/disposals	(10,377)	(22,947)	(7,515)
Balance at end of year	$219,295	$176,238	$156,768